Exhibit 10.1

$250,000,000

CREDIT AGREEMENT

Dated as of October 12, 2007

among

CNET NETWORKS, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and L/C Issuer,

The Other Lenders Party Hereto,

WACHOVIA BANK, NATIONAL ASSOCIATION

as

Syndication Agent

and

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 12, 2007, among CNET NETWORKS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a revolving credit facility and term loan facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any unrelated Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate Margin/ Letter of Credit Fee	Base Rate Margin
I	< 1.50:1.00	0.50%	2.50%	1.50%
II	> 1.50:1.00 but < 2.25:1.00	0.50%	3.00%	2.00%
III	> 2.25:1.00	0.50%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, Pricing Level III shall apply as of the Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate is first delivered (or required to be delivered) following December 31, 2007, shall be determined based upon Pricing Level II. The Compliance Certificate is first delivered (or required to be delivered) for the period ending December 31, 2007. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” has the meaning specified in Section 7.12.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Management Provider” means any Person making credit extensions to the Borrower or any of its Subsidiaries in respect of any Cash Management Obligations to the extent such Person (i) is a Lender or an Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such Cash Management Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“Cash Management Obligations” means any and all obligations of the Borrower or any of its Subsidiaries owing to any Person under any agreement to provide foreign exchange or cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Security Agreement and all of the other property that is or is intended under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, if there has occurred an Acquisition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition occurred on the first day of the applicable period. Without limiting the foregoing, in calculating Consolidated EBITDA, the Borrower shall be entitled to add to Consolidated Net Income charges and expenses, whether cash or non-cash, in respect of legal fees, accounting expenses and fees and charges of other professional advisors arising out of or related to (x) the Borrower’s review of its stock option practices and related accounting issues, (y) litigation related to any matters disclosed on Schedule 5.06 (including any judgments or settlement payments in connection with such litigation) and (z) any tax liabilities incurred in connection with the matters disclosed on Schedule 5.06; provided that, Borrower may include such amounts only up to a total of $15,000,000 in any rolling 12-month period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date, minus cash Taxes for such period, and minus capital expenditures (other than in respect of any Acquisitions) for such period, to (b) Consolidated Interest Charges for such period plus Consolidated Scheduled Debt Amortization for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations (including earnout obligations) in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period. To the extent deducted in determining such net income, such determination may exclude non-cash compensation expense or other non-cash charges or expenses arising from the granting of options or other forms of equity compensation or any repricing thereof.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Consolidated Scheduled Debt Amortization” means, for any period, the aggregate principal amount of all regularly scheduled principal payments of Indebtedness made by the Borrower and its Subsidiaries during such period (excluding principal payments in respect of any revolving loans under any revolving credit facility) determined on a consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Assets” means the sum of (i) the Borrower’s assets on a non-consolidated basis and (ii) the aggregate consolidated assets of all Guarantors (exclusive of the consolidated assets of any Domestic Subsidiaries of any Guarantors that are not Guarantors), as set forth or reflected in the most recent financial statements provided pursuant to Section 6.01(a) or (b), as applicable).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Distributions” has the meaning specified in Section 7.06(e).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary of the Borrower (i) with consolidated assets the net book value of which (measured as of the end of the Borrower’s most recent fiscal quarter end) is less than $5,000,000 and (ii) that has consolidated revenues (measured as of the end of the Borrower’s most recent fiscal quarter end) of less than $5,000,000. Such determinations shall be made with respect to the Domestic Subsidiaries at the time that the quarterly financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(b); provided, however, that if a Person becomes a Domestic Subsidiary pursuant to or in connection with an Acquisition, then such determination shall be made as of the date of such Acquisition, based on the financial statements of such Person for its most recent quarter end for which financial statements are available (which may be unaudited).

“Excluded Foreign Subsidiary” means any Foreign Subsidiary of the Borrower (i) with consolidated assets the net book value of which (measured as of the end of the Borrower’s most recent fiscal quarter end) is less than $10,000,000 and (ii) that has consolidated revenues (measured as of the end of the Borrower’s most recent fiscal quarter end) of less than $10,000,000. Such determinations shall be made with respect to the Foreign Subsidiaries at the time that the quarterly financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01; provided, however, that if a Person becomes a Foreign Subsidiary pursuant to or in connection with an Acquisition, then such determination shall be made as of the date of such Acquisition, based on the financial statements of such Person for its most recent quarter end for which financial statements are available (which may be unaudited).

“Excluded Subsidiary” means an Excluded Domestic Subsidiary or an Excluded Foreign Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 12, 2006, between the Borrower and Bank of America.

“Existing Letters of Credit” has the meaning specified in Section 2.03(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(v) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 31, 2007, among the Borrower, the Administrative Agent and the Arranger.

“First Tier Foreign Subsidiary” means, at any date of determination, each Foreign Subsidiary directly owned by the Borrower or any of its Domestic Subsidiaries.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Permitted Acquisitions or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower (other than any Excluded Domestic Subsidiaries).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit G.

“Guaranty Accession” means the Accession Agreement, substantially in the form of Annex 1 to the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but in no case exceeding the value of such property in the case of any non-recourse indebtedness);

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insignificant Foreign Subsidiary” means any Foreign Subsidiary of the Borrower (i) with consolidated assets the net book value of which (measured as of the end of the

Borrower’s most recent fiscal quarter end) is less than $4,000,000 and (ii) that has consolidated annual revenues (measured as of the end of the Borrower’s most recent fiscal quarter end) of less than $4,000,000. Such determinations shall be made with respect to the Foreign Subsidiaries at the time that the quarterly financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(b); provided, however, that if a Person becomes a Foreign Subsidiary pursuant to or in connection with an Acquisition, then such determination shall be made as of the date of such Acquisition, based on the financial statements of such Person for its most recent quarter end for which financial statements are available (which may be unaudited).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Collateral Document and the Guaranty.

“Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the perfection or priority of any Lien granted under any of the Collateral Documents.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, October 12, 2011, and (b) with respect to the Term Facility, October 12, 2011; provided, however, that, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) the assets, Person, division or line of business to be acquired shall be (i) in the same or related line of business as one or more businesses conducted by the Borrower and its Subsidiaries on the date hereof or (ii) in a business that is ancillary and in furtherance of one or more lines of business as that conducted by the Borrower and its Subsidiaries on the date hereof, (b) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law, (c) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; (d) such Acquisition may not be an Unfriendly Acquisition, (e) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ prior written notice of such Acquisition if such Acquisition involves consideration of $20,000,000 or more, with the exception of any Acquisition as to which definitive documentation is signed within 30 days after the Closing Date and has otherwise been disclosed to the Administrative Agent and, if requested, any Lender, in writing prior to the consummation of such Acquisition, (f) after giving effect to such Acquisition, the Borrower shall be in compliance with the financial covenants set forth in Section 7.11 on a pro forma basis as of the last day of the fiscal quarter most recently ended, and, if the aggregate cash and non-cash consideration (exclusive of equity consideration) paid in connection with such Acquisition shall be equal to or greater than $20,000,000, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial computations evidencing such compliance, (g) immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom, (h) all actions required to be taken under Section 6.12 with respect to any acquired or newly formed Subsidiary in connection with such Acquisition, shall have been or will be taken in accordance therewith, and (i) if such Acquisition involves consideration of $20,000,000 or more, the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Acquisition.

“Permitted Joint Venture” means an Investment in Equity Interests of another Person that is not a direct or indirect Subsidiary of the Borrower before or after giving effect to such Investment, provided that such Person is primarily engaged in a similar, related or complementary or ancillary or related line of business as the Borrower, or a reasonable extension thereof.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Foreign Subsidiary” means any Foreign Subsidiary whose Equity Interests are pledged by the Borrower or another Subsidiary pursuant to the Security Agreement and as to which all documentation has been delivered, and other action has been taken, under (and as required by) the laws of any applicable non-U.S. jurisdiction to accomplish perfection therein.

“Preceding Year Gross Revenue” means, with respect to any Subsidiary, division, or business unit of the Borrower or any of its Subsidiaries that is the subject of a Disposition, the gross revenue of such Subsidiary, division or business unit for the twelve calendar month period ending on the last day of the month preceding the date of such Disposition.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit B.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) the Cash Management Obligations owing to any Cash Management Providers, and (iii) the Swap Obligations owing to any Swap Providers.

“Secured Parties” means (i) the Administrative Agent, (ii) the Lenders, (iii) the L/C Issuer, (iv) the Swing Line Lender, (v) the Cash Management Providers and (vi) the Swap Providers.

“Security Agreement” means the Security Agreement dated as of the date hereof and made by the Borrower and each Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit H.

“Security Agreement Accession” means the Accession Agreement, substantially in the form of Exhibit A to the Security Agreement.

“Security Agreement Pledge Supplement” means the Pledge Supplement, substantially in the form of Exhibit B to the Security Agreement.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the Person is able to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Person acting in good faith).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Provider” means a Person making credit extensions to the Borrower or any of its Subsidiaries in respect of any Swap Obligations to the extent such Person (i) is a Lender or an

Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such Swap Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“Swap Obligations” means any and all obligations of the Borrower or any of its Subsidiaries owing to any Person under any Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit D.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule

2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C.

“Threshold Amount” means $5,000,000.

“Total Assets” means the aggregate consolidated assets of the Borrower and its Subsidiaries, as set forth or reflected in the most recent financial statements provided pursuant to Section 6.01(a) or (b), as applicable.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets,

determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Liquidity” means the sum of (a) cash-on-hand, (b) cash equivalents and (c) readily marketable, investment grade debt securities, of the Borrower and its Subsidiaries, in each case not subject to a Lien (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents) or any other restrictions.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed the amount of such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of

Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance, extension, renewal or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All of the letters of credit listed on Schedule 2.03 (the “Existing Letters of Credit”) shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)	any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)	except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $150,000;

(D)	such Letter of Credit is to be denominated in a currency other than Dollars;

(E)	such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)	a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving

Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on (x) the date the Borrower receives notice of such drawing, if such notice is received before 10:00 a.m. on such date, or (y) on the next Business Day, if clause (x) does not apply (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in

Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon timely receipt of any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has not been repaid or refinanced within one Business Day, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of

Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s

Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until a Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage of such Lender shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Loan Facility.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a) through (f)) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 75% of such Net Cash Proceeds within one (1) Business Day after receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(i), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); provided, further, however, that if the Borrower shall notify the Administrative Agent on or prior to the date 180 days after receipt of such Net Cash Proceeds that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to reinvest all or a specified portion of such Net Cash Proceeds in operating assets useful in its or one of its Subsidiaries’ businesses after such 180th day but within 360 days after receipt of such Net Cash Proceeds, then such period of time to consummate such purchase shall be extended to such 360th day; and provided, further, however, that any such Net Cash Proceeds not subject to such definitive agreement or so reinvested within any such designated time period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 50% of all Net Cash Proceeds received therefrom within one (1) Business Day after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided that for this clause (ii), no amounts received by the Borrower from (x) the issuance of stock to any employee stock purchase plan in effect on the date of this Agreement or (y) the exercise of stock options on the Borrower’s common stock, shall give rise to a mandatory prepayment obligation.

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom within one (1) Business Day after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below.

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (i), (ii) or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom within one (1) Business Day after receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(b)(iv).

(v) Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the principal repayment installments thereof in inverse order of maturity.

(vi) Notwithstanding any of the other provisions of clause (i), (ii), (iii) or (iv) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), and no Event of Default, shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Term Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i), (ii), (iii) or (iv) of this Section 2.05(b) to be applied to prepay Term Loans exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default under

Section 8.01(a) or Section 8.01(f), or any Event of Default, during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vi)) but which have not previously been so applied.

(vii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06(a), the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(b) Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates:

Date	Aggregate Principal Amount of Repayment
December 31, 2007	$1,500,000
March 31, 2008	$1,500,000
June 30, 2008	$1,500,000
September 30, 2008	$1,500,000
December 31, 2008	$1,500,000
March 31, 2009	$1,500,000
June 30, 2009	$1,500,000
September 30, 2009	$1,500,000
December 31, 2009	$3,000,000
March 31, 2010	$3,000,000
June 30, 2010	$3,000,000
September 30, 2010	$3,000,000
December 31, 2010	$9,000,000
March 31, 2011	$9,000,000
June 30, 2011	$9,000,000
Maturity Date	$9,000,000

provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05; and provided, further that that the final principal repayment installment of the Term Loans payable on the Maturity Date in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest. (a) Subject to the provisions of subsection (b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer; or

(ii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may, at its sole expense, replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates, including specimen signatures, and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications from the Secretary of State (or similar, applicable Governmental Authority) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its state of incorporation, formation or organization, and each state in which its principal offices are located, as the case may be, as of a recent date;

(v) favorable legal opinions of: (A) Sidley Austin LLP, special counsel to the Loan Parties, Schwabe, Williamson & Wyatt, P.C., Oregon counsel to TechTracker, Inc., and of internal counsel for the Borrower, in substantially the forms of Exhibits I, J and K, respectively; and (B) local counsel to each applicable First Tier Foreign Subsidiary, addressed to the Administrative Agent and each Lender, as to such matters concerning the pledge, if any, of each such Subsidiary’s Equity Interests under the Security Agreement occurring on the Closing Date, as the Administrative Agent or the Required Lenders may reasonably request (provided that any such opinions of local counsel which are not obtained by the Closing Date may be obtained after the Closing Date in accordance with Section 6.13);

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(ix) executed counterparts of the Collateral Documents, including control agreements with respect to the bank and investment accounts of the Loan Parties, executed by each Loan Party and other Persons required to be a party thereto, in appropriate form for recording or filing, where necessary, together with: (A) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the Liens of the Administrative Agent (for the benefit of the Secured Parties), or other evidence satisfactory to the Administrative Agent that there has been filed, registered or recorded (or arrangements made with a reputable filing service to file, register or record) all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Administrative Agent (for the benefit of the Secured Parties) in accordance with applicable law; (B) delivery to the Administrative Agent of the certificates or instruments representing any pledged Collateral under any Collateral Documents, together with undated stock powers or indorsements, as the case may be, executed in blank, with respect thereto (provided that certificates and stock powers with respect to TechTracker, Inc. may be delivered within five Business Days of the Closing Date); (C) evidence that with respect to each First Tier Foreign Subsidiary (other than the Excluded Subsidiaries) all documentation has been executed and delivered, and all action taken, as shall be required to accomplish perfection of any such Lien as to pledged Collateral in any non-U.S. jurisdiction; and (D) such Lien and judgment searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary, to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens); provided that, with regard to any such First Tier Foreign Subsidiary, such actions and deliverables may be waived by the Administrative Agent if, in consultation with the Borrower, it is determined by the Administrative Agent in its reasonable judgment that the cost of perfecting any such Lien in any non-U.S. jurisdiction is excessive in relation to the benefit afforded thereby or such perfection is not otherwise commercially feasible; and provided further that, any such control agreements which are not obtained by the Closing Date, and any such actions and deliverables as to any such First Tier Foreign Subsidiary which are not so waived but are not completed by the Closing Date, may be obtained or completed after the Closing Date in accordance with Section 6.13;

(x) with respect to any material Collateral located on any premises in which any third party has an interest, such bailee agreement, subordination agreement, landlord waiver agreement or collateral access agreement, as applicable, duly executed by such third party, as the Administrative Agent shall reasonably request; provided that, any such agreements which are not obtained by the Closing Date may be obtained or completed after the Closing Date in accordance with Section 6.13;

(xi) such other evidence satisfactory to the Administrative Agent as it shall require to confirm that the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral pursuant to the Collateral Documents are valid, perfected, first priority Liens, subject to no other Liens (other than Permitted Liens), securing the Secured Obligations;

(xii) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid; and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the

Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before October 12, 2007.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (i) that are qualified by materiality shall be true and correct, and (ii) that are not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) All financial projections and forecasts delivered to the Lenders in connection herewith were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such projections and forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed on Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, if any failure to make any such contributions, or to make any such applications for funding waivers, or any such extensions, has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section

4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, if in any of the preceding instances described in clauses (i) through (v) above, the individual event described has resulted, or could reasonably be expected to result in, a Material Adverse Effect.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”): (i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, other than, in any of the preceding instances, any individual event so described that has not resulted, or could not reasonably be expected to result, in a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests. (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (except as contemplated hereby and by the Collateral Documents). Schedule 5.13 accurately sets forth as of the date hereof (i) the status of each Subsidiary as either a Domestic Subsidiary, a First Tier Foreign Subsidiary, any other Foreign Subsidiary or an Excluded Subsidiary, (ii) a list of all issued and outstanding Equity Interests of each such Domestic Subsidiary or Foreign Subsidiary, and (iii) the percentage of such Equity Interests that is directly owned by the Borrower or any of its Domestic Subsidiaries.

(b) As of the Closing Date, the Borrower has no equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of any Borrowing or drawing under any Letter of Credit) will violate or result in a violation of Regulation U. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and each Subsidiary’s true and correct U.S. taxpayer identification number or, in the case of any Foreign Subsidiary that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization, is set forth on Schedule 5.13.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, to the best knowledge of the Borrower, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed on Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Security Interest. The Collateral Documents create in favor of the Administrative Agent (for the benefit of the Secured Parties) a valid and perfected first priority Lien on the Collateral described in the Collateral Documents, subject to no other Liens (other than as expressly permitted by the Collateral Documents), securing in each case the payment of the Secured Obligations. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens; provided that, nothing in this Agreement or in any of the other Collateral Documents shall require the Borrower or any Subsidiary to take any action to protect or record its interest in any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses or other intellectual property rights except where such failure to file or take such actions could reasonably be expected to have a Material Adverse Effect.

5.20 Solvency. Each Loan Party is, and upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warrant is made will be, Solvent.

5.21 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans in which any of the Loan Parties or their Subsidiaries are participating employers as of the Closing Date, other than as set forth on Schedule 5.21, and none of the Loan Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty, (b) has knowledge as of the Closing Date of any pending strike, walkout or work stoppage, or (c) has knowledge of any existing strike, walkout or work stoppage, except (with respect to any specific matters set forth in clauses (a), (b) and (c) above) which in the aggregate could not reasonably be expected to cause a Material Adverse Effect. Other than as set forth on Schedule 5.21, no unfair labor practice complaint is pending against any Loan Party or any of its Subsidiaries as of the Closing Date.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 15 days before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and (ii) a list of Domestic Subsidiaries, First Tier Foreign Subsidiaries, other Foreign Subsidiaries and Excluded Subsidiaries as of the date of such Compliance Certificate, containing the information with respect thereto as is contemplated by Schedule 5.13;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or any Subsidiary thereof or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any noncompliance by the Borrower or any Subsidiary with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(c) of any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b); and

(f) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(i), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided that nothing in this Agreement or in any other Collateral Documents shall require the Borrower or any Subsidiary to take any action to protect or record its interest in any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses or other intellectual property rights except to the extent that failure to do so could reasonably be expected to result in a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. The parties hereto acknowledge and agree that the kinds and amounts of insurance in effect as of the date of this Agreement will satisfy the requirements of this Section 6.07 for purposes of Section 4.01.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, no more than once each calendar year, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at reasonable times during normal business hours, and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and without any annual limitation on the number of such visits or inspections.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all obligations in respect of the Existing Credit Agreement, (b) to pay fees and expenses incurred in connection with this Agreement, (c) to make repurchases of common Equity Interests of the Borrower (to the extent permitted hereby), and (d) for working capital, capital expenditures and other lawful purposes, in each case not in contravention of any Law or of any Loan Document.

6.12 Subsidiaries. Within (a) fifteen (15) days after the time that any Person becomes a Domestic Subsidiary as a result of the creation or formation of such Subsidiary, a Permitted Acquisition or otherwise (other than any Excluded Domestic Subsidiary), or at the time that the status of any existing Domestic Subsidiary not party to the Guaranty and not subject to the Security Agreement shall have changed such that it no longer meets the definition of Excluded Domestic Subsidiary, then unless such Domestic Subsidiary is merged into the Borrower or a Guarantor (with the Borrower or such Guarantor being the surviving Person) prior to the expiration of such fifteen-day period, the Borrower shall (i) cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty Accession and a Security Agreement Accession, (ii) execute and deliver (or cause its Subsidiary which is the direct owner of such new Domestic Subsidiary to execute and deliver) to the Administrative Agent a Security Agreement Pledge Supplement and such other Collateral Documents, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request, (iii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), securing the Secured Obligations, in (A) all Collateral of such Domestic Subsidiary under the Collateral Documents, and (B) 100% of the Equity Interests of such Domestic Subsidiary, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iv) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i), (ii) and (iii) above; and (b) thirty (30) days after the time that any Person becomes a First Tier Foreign Subsidiary as a result of the creation or formation of such Foreign Subsidiary, a Permitted Acquisition or otherwise (other than any Excluded Foreign Subsidiary), or the time that the status of any existing First Tier Foreign Subsidiary not subject to the Security Agreement shall have changed such that it no longer meets the definition of Excluded Foreign Subsidiary, prior to the expiration of such thirty-day period, the Borrower shall (i) execute and deliver (or cause its Subsidiary which is the direct owner of such First Tier Foreign Subsidiary to execute and deliver) to the Administrative Agent a Security Agreement Pledge Supplement, (ii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), in 66% of the Equity Interests of such First Tier Foreign Subsidiary securing the Secured Obligations, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and evidence that with respect to any such First Tier Foreign Subsidiary all documentation has been executed and delivered, and all action taken, as shall be required to accomplish perfection of any such Lien as to pledged Collateral in any non-U.S. jurisdiction; provided that such actions and deliverables may be waived by the Administrative Agent if, in consultation with the Borrower, it is determined by the Administrative Agent in its reasonable judgment that the cost of perfecting any such Lien in any non-U.S. jurisdiction is excessive in relation to the benefit afforded thereby or such perfection is not otherwise commercially feasible; and (iii) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i) and (ii) above.

(b) Notwithstanding anything to the contrary herein, at all times the Covered Assets shall represent no less than 80% of the Total Assets. In the event that at any time the Covered Assets shall represent less than 80% of Total Assets, the Borrower shall promptly execute and deliver (or cause the applicable Subsidiary to execute and deliver) all such documents, and take (or cause the applicable Subsidiary to take) all such action, as is contemplated by Section 6.12(a), and in any event within 60 days of the first date of such noncompliance, as may be necessary to ensure that the Covered Assets represent no less than 80% of Total Assets.

6.13 Post-Closing Items. Within 60 days after the Closing Date the Borrower shall deliver to the Administrative Agent, to the extent not delivered prior thereto under Section 4.01, (a) such control agreements which are not obtained by the Closing Date, (b) such opinions, documents, certificates, assurances and confirmations as may be reasonably required by the Administrative Agent regarding the pledge of the Equity Interests in the Foreign Subsidiaries pursuant to the Security Agreement, and (c) such bailee agreements, subordination agreements, landlord waiver agreements and collateral access agreements as the Administrative Agent shall reasonably request, in each case as contemplated by Section 4.01.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, execute and deliver such further documents and do such other acts and things as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations and for the granting and perfection of Liens in the Collateral in accordance with the terms of this Agreement and the other Loan Documents.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed,

(ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens arising from precautionary filings in respect of operating leases; and

(k) other Liens on non-cash property of the Borrower and its Subsidiaries not exceeding $5,000,000 at any time.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or readily marketable, investment grade debt securities;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any Subsidiary and Investments of any Subsidiary in the Borrower or in another Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03(c);

(f) Acquisitions which constitute Permitted Acquisitions, provided that either of the following conditions is satisfied at the time of any Permitted Acquisition: (i) the Consolidated Leverage Ratio, as certified by the Borrower in the Compliance Certificate most recently delivered hereunder as of the last day of the fiscal quarter covered by such Compliance Certificate, is less than the maximum Consolidated Leverage Ratio specified in Section 7.11(b) with respect to such date, minus 0.25, or (ii) after giving effect thereto (and any Distributions and Capital Expenditures taking place on the same date) the Borrower has Unrestricted Liquidity of $60,000,000 or more;

(g) Investments constituting Swap Contracts permitted hereunder;

(h) Investments in Permitted Joint Ventures, provided (i) at the time of any such Investment, no Default shall exist or result therefrom, (ii) such Investments shall not exceed in the aggregate $15,000,000 in any fiscal year; provided however that such Investments may exceed $15,000,000 by an amount equal to 50% of the unused amount permitted under this Section 7.02(h) in the immediately preceding fiscal year (the “Carry-Over Amount”); and provided further, that if such Carry-Over Amount (or any portion thereof) is not invested in the immediately succeeding year, then such unused Carry-Over Amount (or unused portion thereof) may not be used in subsequent years for Investments permitted hereunder; and

(i) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and except that increases in letters of credit related to the Borrower’s insurance programs in the aggregate not to exceed $5,000,000 will be permitted, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and provided further that the aggregate Swap Termination Values thereof shall not exceed $5,000,000 at any time outstanding;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $10,000,000;

(f) Indebtedness which is an Investment permitted by Section 7.02;

(g) unsecured Indebtedness incurred in connection with Permitted Acquisitions owing to the seller(s) in such Permitted Acquisition in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(h) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount at any one time outstanding not exceeding $10,000,000; and

(i) other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary; and

(c) the Borrower or any of its Subsidiaries may make any Investment permitted by Section 7.02 or any Disposition permitted by Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of inventory, surplus, obsolete or worn out property and other assets, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(d) Dispositions permitted by Section 7.04;

(e) the Borrower or any of its Subsidiaries may make any Investment permitted by Section 7.02;

(f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice; and

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of any such Disposition, no Default shall exist or would result from such Disposition and (ii) after giving effect to any such Disposition (the “Applicable Disposition”), (A) the sum of the Preceding Year Gross Revenues with respect to each Subsidiary, division or business unit of the Borrower or any of its Subsidiaries which was the subject of any Disposition in reliance on this clause (g) in the twelve calendar month period ending on the date of the Applicable Disposition shall not exceed 10% of consolidated gross revenue of the Borrower and its Subsidiaries for the twelve calendar month period ending on the last day of the month preceding the date of the Applicable Disposition, and (B) the sum of the

Preceding Year Gross Revenues with respect to each Subsidiary, division or business unit of the Borrower or any of its Subsidiaries which was the subject of any Disposition in reliance on this clause (g) after the Closing Date shall not exceed 25% of consolidated gross revenue of the Borrower and its Subsidiaries for the twelve calendar month period ending on the last day of the month preceding the date of the Applicable Disposition;

provided, however, that any Disposition pursuant to clauses (b), (d) (except for intercompany Dispositions permitted by Section 7.04) and (e) through (g) shall be for fair market value; provided further, however, that any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and any Dispositions of property by the liquidating or dissolving Subsidiaries in connection with such liquidation or dissolution are made to the Borrower or a wholly-owned Subsidiary in accordance with this Section 7.05, and if after giving effect thereto the Borrower is in compliance with Section 6.12.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) (except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(ii)) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may repurchase shares of its common stock or other common equity interests or warrants or options to acquire any such shares from employees or former employees of the Borrower in an aggregate amount not to exceed $5,000,000 per annum;

(e) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Borrower may (i) declare or pay cash dividends or distributions to its stockholders or other holders of Equity Interests in it and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it (the “Distributions”), provided that, at the time of declaration of payment of any such Distribution either of the following conditions is satisfied: (i) the Consolidated Leverage Ratio, as certified by the Borrower in the Compliance Certificate most recently delivered hereunder as of the last day of the fiscal quarter covered by such Compliance Certificate, is less than the maximum Consolidated Leverage Ratio specified in Section 7.11(b) with respect to such date, minus 0.25, or (ii) after giving effect thereto (and any Permitted Acquisitions and Capital Expenditures taking place on the same date) the Borrower has Unrestricted Liquidity of $60,000,000 or more;

(f) in addition to the transactions permitted under clause (e) above, the Borrower may issue and sell its common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the prepayment of the Loans pursuant to Section 2.05(b)(ii); and

(g) the Borrower may make a one-time payment during its fiscal year 2008 in an aggregate amount not to exceed $2,100,000 in connection with the Tender Offer Statement on Schedule TO filed with the SEC on March 7, 2007.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, or (b) finance any Unfriendly Acquisition.

7.11 Financial Covenants. (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at as of the last day of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Each Fiscal Quarter Ending during the following period	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through September 30, 2010	1.75 to 1.00
December 31, 2010 and each fiscal quarter thereafter	1.50 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at the last day of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Each Fiscal Quarter Ending during the following period	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2008	3.00 to 1.00
December 31, 2008 through September 30, 2009	2.75 to 1.00
December 31, 2009 through September 30, 2010	2.50 to 1.00
December 31, 2010 and each fiscal quarter thereafter	2.25 to 1.00

7.12 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, and (iii) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period) if at such time (and after giving effect to any such expenditure), unless at the time any such capital expenditures are made or contracted for (the “Capital Expenditures”) either of the following conditions is satisfied: (i) the Consolidated Leverage Ratio, as certified by the Borrower in the Compliance Certificate most recently delivered hereunder as of the last day of the fiscal quarter covered by such Compliance Certificate, is less than the maximum Consolidated Leverage Ratio specified in Section 7.11(b) with respect to such date, minus 0.25, or (ii) after giving effect thereto (and any Permitted Acquisitions and Distributions taking place on the same date) the Borrower has Unrestricted Liquidity of $60,000,000 or more.

7.13 Amendments of Organization Documents. Amend any of its Organization Documents in a manner that is materially adverse in any respect to the Administrative Agent and the Lenders.

7.14 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) deposit any funds as Cash Collateral in respect of L/C Obligations, (iii) within three days after the same becomes due, pay any interest on any Loan or on any L/C Obligation, or any fee due hereunder or (iv) within five days after the same becomes due, pay any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries, other than Insignificant Foreign Subsidiaries, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary, other than Insignificant Foreign Subsidiaries, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary, other than Insignificant Foreign Subsidiaries, (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Impairment of Security, etc. Any Collateral Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Secured Obligation shall, in whole or in part, cease to be a valid, perfected, first priority Lien, subject to no other Liens (other than as expressly permitted by the Collateral Documents), securing the Secured Obligations; or

(l) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to payment of Swap Obligations and Cash Management Obligations, ratably among the Cash Management Providers and the Swap Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Swap Provider and potential Cash Management Provider) and the L/C Issuer hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Security Agreement, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document , or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (not to be unreasonably withheld) unless an Event of Default shall have occurred and be continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Bookrunner, Arranger, Syndication Agent, Documentation Agent or other Co-Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense due and payable to the Administrative Agent, the Swingline Lender, the L/C Issuer or the Lenders under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 9.11 shall be deemed a set-off.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(f) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)) without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may, at its sole expense, replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process, or to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR

OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, notwithstanding anything in the foregoing to the contrary, up to and including the Closing Date, the Borrower shall not be required to pay the expenses of more than one legal counsel for the Administrative Agent and Lenders collectively, other than foreign local counsel engaged for the group of the Administrative Agent and Lenders. The foregoing costs and expenses shall include (i) all search, filing, and recording charges, and fees and taxes related thereto, (ii) other reasonable out-of-pocket expenses incurred by the Administrative Agent and each Related Party thereof arising with respect to or in connection with creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Parties pursuant hereto or otherwise relating to the Collateral, including the reasonable fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or Required Lenders may request in respect of Collateral or the Liens created pursuant to the Collateral Documents, and (iii) all the reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)	the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(C)	the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D)	the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement as to such interest assigned, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any)

to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National

Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.

EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower (for itself and on behalf of the other Loan Parties) hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CNET NETWORKS, INC.

By:	/s/ George Mazzotta
Name:	George Mazzotta
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Brenda H. Little
Name:	Brenda H. Little
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Ronald J. Drobny
Name:	Ronald J. Drobny
Title:	Senior Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Doug Bontemps
Name:	Doug Bontemps
Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ Philip Koblis
Name:	Philip Koblis
Title:	First Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Anthony Galea
Name:	Anthony Galea
Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mustafa S. Topiwalla
Name:	Mustafa S. Topiwalla
Title:	Authorized Signatory

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Kevin Sullivan
Name:	Kevin Sullivan
Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Scott Suddreth
Name:	Scott Suddreth
Title:	Vice President

EXHIBIT A

FORM OF LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNET Networks, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving Credit][Term] Loans

☐	A conversion or continuation of [Revolving Credit][Term] Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Revolving Credit Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(b) of the Agreement.] 1

CNET NETWORKS, INC.

By:
Name:
Title:

[1]	Include this sentence in the case of a Borrowing.

A - 1

Form of Loan Notice

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

                ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(d) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Form of Revolving Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CNET NETWORKS, INC.

By:
Name:
Title:

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Revolving Credit Note

EXHIBIT C

FORM OF TERM NOTE

                , 2007

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CNET NETWORKS, INC.

By:
Name:
Title:

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Term Note

EXHIBIT D

FORM OF SWING LINE LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNET Networks, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

CNET NETWORKS, INC.

By:
Name:
Title:

D - 1

Form of Swing Line Loan Notice

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CNET Networks, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any other Loan Documents, (i) that are qualified by materiality are true and correct, and (ii) that are not qualified by materiality are true and correct in all material respects, in each case on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. The list of Subsidiaries and the related information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                     .

CNET NETWORKS, INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$

2.	Consolidated Interest Charges for Subject Period:	$

3.	Provision for income taxes for Subject Period:	$

4.	Depreciation expenses for Subject Period:	$

5.	Amortization expenses for Subject Period:	$

6.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$

7.	Income tax credits for Subject Period:	$

8.	Non-cash additions to Consolidated Net Income for Subject Period:	$

9.	Consolidated EBITDA for Subject Period (Lines I.A.1 + 2 + 3 + 4 + 5 + 6-7 – 8):	$

B.	Cash taxes for Subject Period:	$

C.	Capital Expenditures (other than arising from Acquisitions) for Subject Period:	$

D.	Consolidated Scheduled Debt Amortization for Subject Period:	$

E.	Consolidated Interest Charges for Subject Period	$

F.	Consolidated Fixed Charge Coverage Ratio (Line I.A.9 - Line I.B-Line I.C( Line I.D + Line I.E):		to 1

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
Closing Date through September 30, 2010	1.75 to 1.00
December 31, 2010 and each fiscal quarter thereafter	1.50 to 1.00

Form of Compliance Certificate

II.	Section 7.11(b) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Consolidated EBITDA for Subject Period (Line I.A.9 above):	$

C.	Consolidated Leverage Ratio (Line II.A ( Line II.B):		to 1

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through September 30, 2008	3.00 to 1.00
December 31, 2008 through September 30, 2009	2.75 to 1.00
December 31, 2009 through September 30, 2010	2.50 to 1.00
December 31, 2010 and each fiscal quarter thereafter	2.25 to 1.00

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income

+ Consolidated Interest Charges

+ income taxes

+ depreciation expense

+ amortization expense

+ non-recurring non-cash expenses

- income tax credits

- non-cash income

= Consolidated EBITDA

Form of Compliance Certificate

For the Quarter/Year ended                                     (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a).		Subsidiaries.

Status:

DS	=	Domestic Subsidiary

FTFS	=	First Tier Foreign Subsidiary

FS	=	Other Foreign Subsidiary

EXFS	=	Excluded Subsidiary

Name of Subsidiary	Jurisdiction of Formation	Name of Stockholder	Equity Interests Outstanding	Status of Subsidiary	Tax ID or Other ID Number

Form of Compliance Certificate

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities6) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[6]	Include all applicable subfacilities.

Form of Assignment and Assumption

referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of October 12, 2007, among CNET Networks, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender.

6.	AssignedInterest[s]:[7]

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number

			$	$		%

			$	$		%

			$	$		%

[7.	Trade Date:	][13]

[7]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[11]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]15

[                                         ]

By:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CNET NETWORKS, INC.

CREDIT AGREEMENT

DATED AS OF OCTOBER 12, 2007

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and

Form of Assignment and Assumption

(b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

Exhibit G

FORM OF GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of October 12, 2007, is made by each Guarantor named in the signature pages hereof (each a “Guarantor” and, collectively, the “Guarantors”), in favor of the Lenders party to the Credit Agreement referred to below, the L/C Issuer, the Swing Line Lender, the Swap Providers and the Cash Management Providers referred to below, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

CNET Networks, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), the L/C Issuer, the Swing Line Lender and the Administrative Agent are parties to a Credit Agreement dated as of October 12, 2007 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

It is a condition precedent to the Borrowings and issuances of Letters of Credit under the Credit Agreement and to the Swap Contracts and the Cash Management Agreements that each Guarantor guarantees the indebtedness and other obligations of the Borrower to the Guaranteed Parties under or in connection with the Credit Agreement, the Swap Contracts and the Cash Management Agreements as set forth herein. Each Guarantor, as a Subsidiary of the Borrower, will derive substantial direct and indirect benefits from the making of the Loans to, and issuances of Letters of Credit for the account of, the Borrower pursuant to the Credit Agreement and from the Swap Contracts and Cash Management Agreements (which benefits are hereby acknowledged by each Guarantor).

Accordingly, to induce the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders to enter into the Credit Agreement, to induce the Swap Providers to enter into the Swap Contracts and to induce the Cash Management Providers to enter into the Cash Management Agreements, and in consideration thereof, each Guarantor hereby agrees as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Cash Management Agreement” means any agreement to provide foreign exchange and cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) entered into between the Borrower or any Subsidiary thereof and any Cash Management Provider.

“Excluded Taxes” means, with respect to any Guaranteed Party or any other recipient of any payment to be made by or on account of any Guaranteed Obligation hereunder,

Form of Guaranty

(a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Guarantor is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13 of the Credit Agreement), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e) of the Credit Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) of the Credit Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guaranteed Parties” means the Administrative Agent, the Lenders, the L/C Issuer, the Swing Line Lender, the Swap Providers and the Cash Management Providers.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Subordinated Debt” has the meaning set forth in Section 7.

“Swap Contract” means any Swap Contracts entered into between the Borrower or any Subsidiary thereof and any Swap Provider.

(c) Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.05 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

SECTION 2 Guaranty.

(a) Guaranty. The Guarantors hereby jointly and severally and unconditionally and irrevocably guarantee to the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether

Form of Guaranty

at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Borrower (i) to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement and all other amounts payable by the Borrower to the Guaranteed Parties thereunder or in connection therewith, (ii) to the Swap Providers arising under any Swap Contract, including obligations and liabilities arising in connection with or as a result of early termination of any Swap Contract, whether or not occurring as a result of a default thereunder, and (iii) to the Cash Management Providers arising under any Cash Management Agreement. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 15), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

(b) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including applicable state law and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

SECTION 3 Liability of Guarantors. The liability of the Guarantors under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i) such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any Collateral;

(ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute

Form of Guaranty

between any of the Guaranteed Parties and the Borrower with respect to the existence of such Event of Default;

(iv) such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v) such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:

(A) any Insolvency Proceeding with respect to the Borrower, such Guarantor, any other Loan Party or any other Person;

(B) any limitation, discharge, or cessation of the liability of the Borrower, such Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C) any merger, acquisition, consolidation or change in structure of the Borrower, such Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Borrower, such Guarantor, any other Loan Party or other Person;

(D) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents in accordance with the Credit Agreement, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;

(E) any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, such Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;

(G) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of the Borrower, any other Loan Party or any other Person;

(H) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

Form of Guaranty

(I) any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and

(J) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party.

SECTION 4 Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:

(i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(iii) the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(iv) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantors for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;

(v) in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(vi) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

Form of Guaranty

(vii) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantors against the Borrower;

all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5 Guarantor Waivers.

(a) Certain Waivers. Each Guarantor waives and agrees not to assert:

(i) any right to require any Guaranteed Party to marshal assets in favor of the Borrower, such Guarantor, any other Loan Party or any other Person, to proceed against the Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of §9611 of the New York UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, such Guarantor or any other Person;

(iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v) any rights to set-offs and counterclaims;

(vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty, including any rights and defenses which are or may become available to each Guarantor by reason of California Civil Code §§2787 through 2855, 2899 and 3433. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing references to the California Civil Code are included solely out of an abundance of caution, and shall not be construed to

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mean that any of the above referenced provisions of California law are in any way applicable to this Guaranty or the Guaranteed Obligations.

(b) Additional Waivers. Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.

(c) Independent Obligations. The obligations of each Guarantor hereunder are independent of and separate from the obligations of the Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against such Guarantor, whether or not the Borrower or any such other Loan Party is joined therein or a separate action or actions are brought against the Borrower or any such other Loan Party.

(d) Financial Condition of the Borrower. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of any Loan Party or the ability of any Loan Party to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

SECTION 6 Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrower or other Loan Parties, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 7 Subordination.

(a) Subordination to Payment of Guaranteed Obligations. All payments on account of all indebtedness, liabilities and other obligations of the Borrower to each Guarantor,

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whether created under, arising out of or in connection with any documents or instruments evidencing any credit extensions to the Borrower or otherwise, including all principal on any such credit extensions, all interest accrued thereon, all fees and all other amounts payable by the Borrower to such Guarantor in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

(b) No Payments. As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall accept or receive any payment or distribution by or on behalf of the Borrower, directly or indirectly, of assets of the Borrower of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt (“Subordinated Debt Payments”), except that if no Event of Default exists, a Guarantor shall be entitled to accept and receive regularly scheduled payments and other payments in the ordinary course on the Subordinated Debt, in accordance with the terms of the documents and instruments governing the Subordinated Debt, and other Subordinated Debt Payments in respect of Subordinated Debt not evidenced by documents or instruments, in each case to the extent permitted under Article VII of the Credit Agreement. During the existence of an Event of Default (or if any Event of Default would exist immediately after the making of a Subordinated Debt Payment), and until such Event of Default is cured or waived, such Guarantor shall not accept or retain any Subordinated Debt Payment. In the event that, notwithstanding the provisions of this Section 7, any Subordinated Debt Payments shall be received in contravention of this Section 7 by any Guarantor before all Guaranteed Obligations are paid in full in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of the Guaranteed Parties and shall be paid over or delivered to the Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 7, after giving effect to any concurrent payments or distributions to any Guaranteed Party in respect of the Guaranteed Obligations.

(c) Subordination of Remedies. As long as any Guaranteed Obligations shall remain outstanding and unpaid, no Guarantor shall, without the prior written consent of the Administrative Agent:

(i) accelerate, make demand or otherwise make due and payable prior to the original stated maturity thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests under or in respect of the Subordinated Debt;

(ii) exercise any rights under or with respect to (A) any guaranties of the Subordinated Debt, or (B) any collateral held by it, including causing or compelling the pledge or delivery of any collateral, any attachment of, levy upon, execution against, foreclosure upon or the taking of other action against or institution of other proceedings with respect to any

Form of Guaranty

collateral held by it, notifying any account debtors of the Borrower or asserting any claim or interest in any insurance with respect to any collateral, or attempt to do any of the foregoing;

(iii) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities or obligations of such Guarantor to the Borrower against any of the Subordinated Debt; or

(iv) commence, or cause to be commenced, or join with any creditor other than any Guaranteed Party in commencing, any Insolvency Proceeding.

(d) Subordination Upon Any Distribution of Assets of the Borrower. In the event of any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, upon any Insolvency Proceeding with respect to or involving the Borrower, (i) all amounts owing on account of the Guaranteed Obligations, including all interest accrued thereon at the contract rate both before and after the initiation of any such proceeding, whether or not an allowed claim in any such proceeding, shall first be paid in full in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Guarantor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Administrative Agent (on behalf of the other Guaranteed Parties) for application to the payment of the Guaranteed Obligations in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to any Guaranteed Party in respect of such Guaranteed Obligations.

(e) Authorization to Administrative Agent. If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against the Borrower or its property:

(i) the Administrative Agent, when so instructed by the Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Guaranteed Parties or in the name of any Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim (if not filed by the applicable Guarantor at least 30 days prior to any bar date) and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Guaranteed Parties; and

(ii) each Guarantor shall promptly take such action as the Administrative Agent (on instruction from the Required Lenders) may reasonably request (A) to collect the Subordinated Debt for the account of the Guaranteed Parties and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

Form of Guaranty

SECTION 8 Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantors expressly acknowledge that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantors until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.

SECTION 9 Payments. (a) Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against such Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), such Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in Dollars, in immediately available funds, to the Administrative Agent at such office of the Administrative Agent and to such account as are specified in the Credit Agreement.

(b) Any and all payments by or on account of any Guaranteed Obligation hereunder or under any other Guarantor Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(c) Without limiting the provisions of subsection (b) above, each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d) Each Guarantor shall indemnify the Guaranteed Parties, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Guaranteed Parties and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such

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Guarantor by a Guaranteed Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Guaranteed Party, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Guarantor to a Governmental Authority, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any payments by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.

(g) To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any other Guaranteed Party, or the Administrative Agent or any other Guaranteed Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any other Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender, each Swap Provider, the L/C Issuer and each Cash Management Provider severally (by its acceptance hereof) agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders, the Swap Providers, the L/C Issuer and the Cash Management Providers under clause (ii) of the preceding sentence shall survive the payment in full of the Guaranteed Obligations and the termination of this Guaranty.

(h) Notwithstanding anything to the contrary contained herein or in any Guarantor Document, the interest paid or agreed to be paid hereunder and under the other Guarantor Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any other Guaranteed Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Guaranteed Obligations or, if it exceeds such unpaid principal, refunded to such Guarantor. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any other Guaranteed Party exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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(i) The agreements in this Section 9 shall survive the payment of all Guaranteed Obligations.

SECTION 10 Representations and Warranties. Each Guarantor represents and warrants to each Guaranteed Party that:

(a) Organization and Powers. Each Guarantor is (i) duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), clause (iii) or clause (iv), to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Conflict. The execution, delivery and performance by each Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Guarantor’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Guarantor is a party or affecting such Guarantor or the properties of such Guarantor or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Guarantor or its property is subject; or (iii) violate any Law. Each Guarantor is in compliance with all Contractual Obligations referred to in clause (ii)(A), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered by each Guarantor that is party thereto, will have been, duly executed and delivered by each such Guarantor that is party thereto. This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor that is party thereto in accordance with its terms.

(d) Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Guarantor Documents.

(e) No Prior Assignment. No Guarantor has previously assigned any interest in the Subordinated Debt or any collateral relating thereto, no Person other than a Guarantor owns an interest in any of the Subordinated Debt or any such collateral (whether as joint holders of the Subordinated Debt, participants or otherwise), and the entire Subordinated Debt is owing only to the Guarantors.

Form of Guaranty

(f) Solvency. Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor is and will be Solvent.

(g) Independent Investigation. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Party with respect thereto. Each Guarantor represents and warrants that it has received and reviewed copies of the Loan Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Borrower and any other matters pertinent hereto that any Guarantor may desire. No Guarantor is relying upon or expecting any Guaranteed Party to furnish to such Guarantor any information now or hereafter in any Guaranteed Party’s possession concerning the financial condition of the Borrower or any other matter.

SECTION 11 Reporting Covenant. So long as any Guaranteed Obligations shall remain unpaid or unsatisfied, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment or any Swap Contract or Cash Management Agreement shall be in effect, each Guarantor agrees that it shall furnish to the Administrative Agent: (a) prompt written notice of any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and (b) such other information respecting the operations, properties, business or condition (financial or otherwise) of such Guarantor or its Subsidiaries as the Administrative Agent, at the request of any Guaranteed Party, may from time to time reasonably request.

SECTION 12 Additional Affirmative Covenants. So long as any Guaranteed Obligations shall remain unpaid or unsatisfied, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment, or any Swap Contract or any Cash Management Agreement shall be in effect, each Guarantor agrees that:

(a) Preservation of Existence, Etc. Each Guarantor shall (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05 of the Credit Agreement; and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Further Assurances and Additional Acts. Each Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Administrative Agent or the Required Lenders shall reasonably deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Administrative Agent with evidence of the foregoing satisfactory in form and substance to the Administrative Agent and the Required Lenders.

Form of Guaranty

(c) Credit Agreement Covenants. Each Guarantor shall observe, perform and comply with all covenants applicable to such Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Borrower is required to cause such Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.

(d) Governmental Consents. Each Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.

SECTION 13 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email, in the case of each Guarantor, to the address, telecopier number or email address specified on the signature page hereof, in the case of the Administrative Agent, the L/C Issuer and the Lenders, to the addresses, telecopier numbers or email addresses specified in the Credit Agreement, in the case of the Swap Providers, to the addresses, telecopier numbers or email addresses specified in the respective Swap Contracts, and in the case of Cash Management Providers, to the addresses, telecopier numbers or email addresses specified in the Cash Management Agreements. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each of the Guarantors and the Guaranteed Parties may change its address, telecopier number or email address for notices and other communications hereunder by notice to the other parties.

SECTION 14 No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 15 Costs and Expenses; Indemnification.

(a) Costs and Expenses. The Guarantors jointly and severally agree to pay (i) to the extent not paid by the Borrower, all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Guaranty and the other Guarantor

Form of Guaranty

Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any other Guaranteed Party (including the fees, charges and disbursements of any counsel for any Guaranteed Party), and shall pay all fees and time charges for attorneys who may be employees of a Guaranteed Party, in connection with the enforcement or protection of its rights in connection with this Guaranty and the other Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations.

(b) Indemnification. The Guarantors jointly and severally agree to indemnify the Administrative Agent (and any sub-agent thereof), each other Guaranteed Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees, time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission

Form of Guaranty

systems in connection with this Guaranty or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Interest. Any amounts payable by any Guarantor under this Section 15 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(e) Payment. All amounts due under this Section 15 shall be payable within ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 15 shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments, the Swap Contracts or any Cash Management Agreements and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.

SECTION 16 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guaranteed Party or any such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Guarantor Document to such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Guaranteed Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Guaranteed Party or Affiliates may have. Each Guaranteed Party (by its acceptance hereof) agrees to notify the affected Guarantor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 17 Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Related Party or Participant specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than (i) the Guarantors, and (ii) the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Cash Management Providers, the Swap Providers or any Related Party thereof, and such obligations shall be limited to those expressly stated herein.

SECTION 18 Binding Effect; Assignment; Release of Guarantors.

Form of Guaranty

(a) Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.

(b) Assignment. Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. Each Swap Provider may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Swap Provider’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Swap Provider of any interest in any Swap Contract to which it is a party. Each Cash Management Provider may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Cash Management Provider’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Cash Management Provider of any interest in any Cash Agreement to which it is a party. In the event of any grant of a participation, the Participant to the extent permitted by law shall be deemed to have a right of setoff under Section 16 in respect of its participation to the same extent as if it were such “Guaranteed Party”.

(c) Release of Guarantors. If any Guarantor will cease to be a Subsidiary as a result of a Disposition, dissolution or other transaction permitted under the Credit Agreement, the Guarantors shall cause the Borrower to deliver to the Administrative Agent prior written notice thereof, at least ten days before such Disposition, dissolution or other transaction is to take effect, certifying that such Disposition, dissolution or other transaction is permitted under the Credit Agreement. Thereafter, upon (i) the effectiveness of such Disposition, dissolution or other transaction, (ii) application of the proceeds thereof in accordance with any applicable provision of the Credit Agreement, (iii) written ratification (in form and substance reasonably acceptable to the Administrative Agent) by the remaining Guarantors of their obligations hereunder and (iv) delivery by the Borrower to the Administrative Agent of a certificate of the Borrower, certifying that the Disposition, dissolution or other transaction with respect to such Guarantor has been effected (the “Borrower Certificate”), such Guarantor shall be released from this Guaranty, and this Guaranty shall be of no further force and effect with respect to such Guarantor. Upon receipt by the Administrative Agent of the Borrower Certificate, the Administrative Agent shall execute and deliver to such Guarantor or its designee, at the Borrower’s and such Guarantor’s sole cost and expense, any document or instrument that such Guarantor or the Borrower shall reasonably request to evidence such release.

SECTION 19 Governing Law and Jurisdiction.

Form of Guaranty

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTOR DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT AGAINST SUCH GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH GUARANTOR HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY GUARANTEED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 20 Waiver of Jury Trial. EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

Form of Guaranty

INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR AND EACH GUARANTEED PARTY (BY ITS ACCEPTANCE HEREOF) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR ACCEPT, AS THE CASE MAY BE, THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 21 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against the parties in connection with any of the transactions contemplated by this Guaranty or the other Guarantor Documents, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure §638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure §1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 15, each Guarantor shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

SECTION 22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by the Loan Documents, each Guarantor acknowledges and agrees that: (i) the credit facilities provided for under the Credit Agreement and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification of any Loan Document) are an arm’s-length commercial transaction between the Company, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent and, the Arranger, on the other hand, and each Guarantor is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by the Loan Documents (including any amendment, waiver or other modification thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company, the Guarantors or any of the respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor, the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company or the Guarantors with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification of any Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Company, the Guarantors or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Company, the Guarantors or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in the Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that

Form of Guaranty

involve interests that differ from those of the Company, the Guarantors and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification of any Loan Document) and each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 23 Amendments and Waivers. This Guaranty shall not be amended except by written agreement of the Guarantors, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 24 Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 25 Confidentiality. By its acceptance hereof, each Guaranteed Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other to the Credit Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Guaranty or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under the Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, any Guarantor and their respective obligations, (g) with the consent of the applicable Guarantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to a Guaranteed Party on a nonconfidential basis from a source other than

Form of Guaranty

the Company or any Guarantor. For purposes of this Section, “Information” means all information received from any Guarantor relating to such Guarantor, any of its Subsidiaries or any of their respective businesses, other than any such information that is available to a Guaranteed Party on a nonconfidential basis prior to disclosure by such Guarantor or its Subsidiaries, provided that, in the case of information received from the Guarantor or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. By its acceptance hereof, each Guaranteed Party acknowledges that (a) the Information may include material non-public information concerning a Guarantor or a Subsidiary thereof, as the case may be, (b) such Guaranteed Party has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

SECTION 26 Future Guarantors. At such time following the date hereof as any Subsidiary of the Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent an accession agreement substantially in the form of Annex 1 (the “Accession Agreement”), signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.

SECTION 27 Counterparts; Integration; Effectiveness. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty and the other Guarantor Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01 of the Credit Agreement, this Guaranty shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the Guarantors. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 28 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Guarantor Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Guaranteed Party, regardless of any investigation made by the Administrative Agent or any Guaranteed Party or on their behalf and notwithstanding that the Administrative Agent or any Guaranteed Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied, any Letter of Credit shall remain outstanding, or any Swap Contract or Cash Management Agreement shall remain in effect.

Form of Guaranty

SECTION 29 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act.

SECTION 30 Time is of the Essence. Time is of the essence of this Guaranty and the other Guarantor Documents.

SECTION 31 Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor hereunder against each other such Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor hereunder in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors hereunder in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments hereunder in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors hereunder in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of any subsequent computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid and satisfied, all Letters of Credit have been surrendered or terminated, all Commitments have been terminated, and all Swap Contracts and Cash Management Agreements have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Guaranty against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 31: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair salable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize

Form of Guaranty

and agree that, except for any right of contribution arising pursuant to this Section 31, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Required Lenders.

[Remainder of page intentionally left blank.]

Form of Guaranty

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty, as of the date first above written.

[GUARANTOR]

By
Title:

Address:

c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Attn.: Chief Financial Officer Telecopier No.: (415) 344-1241 Email: George.Mazzotta@cnet.com

[Signature Page to Guaranty]

Annex 1

to the Guaranty

FORM OF ACCESSION AGREEMENT

To:	Bank of America, N.A. as Administrative Agent

Re:	CNET Networks, Inc.

Date:

Ladies and Gentlemen:

This Accession Agreement is made and delivered pursuant to Section 26 of that certain Guaranty dated as of October 12, 2007 (as amended, modified, renewed or extended from time to time, the “Guaranty”), made by each Guarantor named in the signature pages thereof (each a “Guarantor”), in favor of the Lenders party to the Credit Agreement referred to below, the L/C Issuer, the Swing Line Lender, certain Swap Providers, certain Cash Management Providers, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). All capitalized terms used in this Accession Agreement and not otherwise defined herein shall have the meanings assigned to them in either the Guaranty or the Credit Agreement.

CNET Networks, Inc. (the “Borrower”) is party to that certain Credit Agreement dated as of October 12, 2007 (the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto (the “Lenders”), the L/C Issuer, the Swing Line Lender and the Administrative Agent.

The undersigned,                                           [insert name of acceding Guarantor], a                                           [corporation, partnership, limited liability company, etc.], is a Subsidiary of the Borrower and hereby acknowledges for the benefit of the Guaranteed Parties that it shall be a “Guarantor” for all purposes of the Guaranty effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 10 of the Guaranty are true and correct as to the undersigned as of the date hereof.

Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, including Sections 11, 12, 15 and Section 16 thereof, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto.

This Accession Agreement shall constitute a Loan Document under the Credit Agreement.

THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

G-A-1

IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement, as of the date first above written.

[GUARANTOR]

By
Title

Address:

c/o CNET Networks, Inc. 235 Second Street San Francisco, CA 94105 Attn.: Chief Financial Officer Telecopier No.: (415) 344-1241 Email: George.Mazzotta@cnet.com

[Signature Page to Accession Agreement]

Exhibit H

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of October 12, 2007, is made by and among CNET Networks, Inc., a Delaware corporation (the “Borrower”), certain affiliates of the Borrower listed in Annex I hereto or acceding hereto as provided in Section 24 hereof, and Bank of America, N.A., as administrative agent for the L/C Issuer, the Swing Line Lender and the Lenders referred to below (in such capacity, the “Administrative Agent”).

The Borrower, certain lending institutions as lenders (the “Lenders”), the L/C Issuer, the Swing Line Lender and the Administrative Agent are parties to a Credit Agreement dated as of October 12, 2007, (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).

It is a condition precedent to the Borrowings and issuances of Letters of Credit under the Credit Agreement, and to the extensions of credit under any Swap Contracts and Cash Management Agreements, that the Grantors enter into this Agreement and grant to the Administrative Agent, for itself and for the ratable benefit of the other Secured Parties, the security interests hereinafter provided to secure the obligations of the Borrower described below.

Accordingly, to induce the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders to enter into the Credit Agreement, to induce the Swap Providers to enter into the Swap Contracts and to induce the Cash Management Providers to enter into the Cash Management Agreements, and in consideration thereof, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means any and all of any Grantor’s accounts, as such term is defined in Article 9 of the UCC.

“Books” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (i) ledgers; (ii) records indicating, summarizing, or evidencing any Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (iii) computer programs and software; (iv) computer discs, tapes, files, manuals, spreadsheets; (v) computer printouts and output of whatever kind; (vi) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (vii) any and all other rights now or hereafter arising out of any contract or agreement between any Grantor and any service bureau, computer or data processing

Form of Security Agreement

company or other Person charged with preparing or maintaining any of any Grantor’s books or records or with credit reporting, including with regard to any Grantor’s Accounts.

“Cash Management Agreement” means any agreement to provide foreign exchange and cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) entered into between the Borrower or any Subsidiary thereof and any Cash Management Obligation Provider.

“Chattel Paper” means any and all of any Grantor’s chattel paper, as such term is defined in Article 9 of the UCC, including all Electronic Chattel Paper.

“Collateral” has the meaning set forth in Section 2.

“Commercial Tort Claims” means any and all of any Grantor’s commercial tort claims, as such term is defined in Article 9 of the UCC, including any described in Schedule 1.

“Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing the Administrative Agent’s control with respect to any Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 8 or Article 9 of the UCC.

“Deposit Account” means any deposit account, as such term is defined in Article 9 of the UCC, maintained by or for the benefit of the Grantors, whether or not restricted or designated for a particular purpose.

“Documents” means any of the Grantors’ documents, as such term is defined in Article 9 of the UCC.

“Electronic Chattel Paper” means any and all of any Grantor’s electronic chattel paper, as such term is defined in Article 9 of the UCC.

“Equipment” means any and all of any Grantor’s equipment, including any and all fixtures, as such terms are defined in Article 9 of the UCC.

“Exchange Act” means the Securities Exchange Act of 1934.

“Filing Offices” has the meaning set forth in Section 2(e).

“General Intangibles” means any and all of any Grantor’s general intangibles, as such term is defined in Article 9 of the UCC.

“Goods” means any and all of any Grantor’s goods, as such term is defined in Article 9 of the UCC.

“Grantors” means the Borrower and the other Loan Parties party hereto.

“Instruments” means any and all of any Grantor’s instruments, as such term is defined in Article 9 of the UCC.

Form of Security Agreement

“Intellectual Property Collateral” means the following properties and assets owned or held by any Grantor or in which any Grantor otherwise has any interest, now existing or hereafter acquired or arising:

(i) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such patents, patent applications and patent licenses as described in Schedule 2), all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(ii) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship (including the copyrights and copyright applications described in Schedule 2), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(iii) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such marks, names, applications and licenses as described in Schedule 2), whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(iv) all trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations, mask-work applications, software, confidential and proprietary information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, algorithms, formulae, databases, quality control procedures, product, service and technical specifications, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates, catalogs, internet websites, and internet domain names and associated URL addresses;

(v) the entire goodwill of or associated with the businesses now or hereafter conducted by such Grantor connected with and symbolized by any of the aforementioned properties and assets; and

(vi) all accounts, all other proprietary rights, all other intellectual or other similar property and all other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

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“Intellectual Property Security Agreement” means each Patent and Trademark Security Agreement, each Copyright Security Agreement or any amendment thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders, supplementary to this Agreement and prepared for purposes of recordation with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable.

“Inventory” means any of any Grantor’s inventory, as such term is defined in Article 9 of the UCC.

“Investment Property” means any of any Grantor’s investment property, as such term is defined in Article 9 of the UCC.

“Letter-of-Credit Rights” means any and all of any Grantor’s letter-of-credit rights, as such term is defined in Article 9 of the UCC.

“Partnership and LLC Collateral” means any and all limited, limited liability and general partnership interests and limited liability company interests of any type or nature (including, subject to Section 2(o), any such interests in the Borrower’s direct or indirect Subsidiaries now or hereafter owned by any Grantor), whether now existing or hereafter acquired or arising, including any more specifically described in Schedule 3.

“Pledged Collateral” means any and all (i) Pledged Shares; (ii) additional capital stock or other equity securities of the direct or indirect Subsidiaries of the Borrower, whether certificated or uncertificated, subject to Section 2(o); (iii) other Investment Property of any Grantor; (iv) warrants, options or other rights entitling any Grantor to acquire any interest in capital stock or other securities of such Subsidiaries or any other Person; (v) Partnership and LLC Collateral; (vi) Instruments; (vii) securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (viii) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (ix) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (x) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor.

“Pledged Shares” means all of the issued and outstanding shares of capital stock, whether certificated or uncertificated, of the Borrower’s direct or indirect Subsidiaries, subject to Section 2(o), now or hereafter owned by any Grantor, including each Subsidiary identified on Schedule 3 (as amended or supplemented from time to time).

“Proceeds” means all proceeds, as such term is defined in Article 9 of the UCC.

“Proceeds Account” has the meaning set forth in Section 9(d).

“Rights to Payment” means any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents,

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General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations” means all indebtedness, liabilities and other obligations of the Grantors (i) to the Secured Parties created under, or arising out of or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Guaranty or any of the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement, all amounts due under the Guaranty and all other amounts payable by payable by any Grantor to the Secured Parties thereunder or in connection therewith, (ii) to the Swap Obligation Providers arising under any Swap Obligations, including obligations and liabilities arising in connection with or as a result of early termination of any Swap Contract, whether or not occurring as a result of a default thereunder, and (iii) to the Cash Management Obligation Providers arising under any Cash Management Agreement, and in each case whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against any Grantor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“Supporting Obligations” means all supporting obligations, as such term is defined in Article 9 of the UCC.

“Swap Contract” means any Swap Contracts entered into between the Borrower or any Subsidiary thereof and any Swap Obligation Provider.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

(c) Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

(d) Interpretation. The rules of interpretation set forth in Sections 1.02 to 1.05 of the Credit Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

SECTION 2 Security Interest.

(a) Grant of Security Interest. As security for the payment and performance of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under all of the following property of such Grantor, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all Deposit Accounts; (v) all Documents; (vi) all Equipment; (vii) all General Intangibles; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all Letter-of-Credit Rights; (xii) all other Goods; (xiii) all other personal property of any kind or type of

Form of Security Agreement

such Grantor; and (xiv) all money, all products and Proceeds of any and all of the foregoing, and all Supporting Obligations of any and all of the foregoing.

(b) Grantors Remain Liable. Anything herein to the contrary notwithstanding, (i) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral, and (iii) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

(c) Continuing Security Interest. Each Grantor agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 23.

(d) Financing Statements. Each Grantor hereby authorizes the Administrative Agent to file at any time and from time to time any financing statements describing the Collateral, and each Grantor shall execute and deliver to the Administrative Agent, and each Grantor hereby authorizes the Administrative Agent to file (with or without such Grantor’s signature) at any time and from time to time, all amendments to financing statements, continuation statements, termination statements, security agreements relating to the Intellectual Property Collateral, assignments, fixture filings, affidavits, reports, notices, and other documents and instruments, in form satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor (i) ratifies and authorizes the filing by the Administrative Agent of any financing statements filed prior to the date hereof and (ii) shall from time to time take the actions specified in subsections (e) through (l).

(e) Filing of Financing Statements. On or prior to the Closing Date each Grantor authorizes the Administrative Agent to file completed UCC-1 financing statements for the filing or recording offices set forth for such Grantor in Schedule 4 (the “Filing Offices”), and after the Closing Date the applicable Grantor shall deliver completed UCC-1 financing statements for filing in the appropriate filing office or offices in any state identified by a Grantor in a notice delivered to the Administrative Agent pursuant to Section 4(e).

(f) Delivery of Pledged Collateral. Subject to subsection (m) and subsection (o), each Grantor hereby agrees to deliver to or for the account of the Administrative Agent, at the address and to the Person to be designated by the Administrative Agent, the certificates, instruments and other writings representing any Pledged Collateral, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer

Form of Security Agreement

or assignment in blank, in form satisfactory to the Administrative Agent. Subject to subsection (m) and subsection (o), if any Grantor shall become entitled to receive or shall receive any Pledged Collateral after the date hereof, such Grantor shall accept the foregoing as the agent for the Administrative Agent, shall hold it in trust for the Administrative Agent, shall segregate it from other property or funds of such Grantor, and shall promptly deliver the same and all certificates, instruments and other writings representing such Pledged Collateral forthwith to or for the account of the Administrative Agent, at the address and to the Person to be designated by the Administrative Agent, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank in form satisfactory to the Administrative Agent. Anything to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, (i) each Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business, and the Administrative Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any other Instruments pledged by such Grantor available to the payor of any such Instrument for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent required under applicable law to continue perfected the Administrative Agent’s security interest hereunder in such Instruments, against trust receipt or like document), and (ii) each Grantor may retain any additional Pledged Collateral consisting of Instruments with a face value of less than $1,000,000 or, in the case of any such additional Pledged Collateral with no face value, then such additional Pledged Collateral with a fair market value of less than $1,000,000, as determined by such Grantor in good faith.

(g) Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in subsection (f), each Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in subsection (f).

(h) Deposit Accounts. Each Grantor shall execute such notices, and shall take such other action, including delivery of Control Agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in Collateral consisting of Deposit Accounts.

(i) Intellectual Property Collateral. (i) Each Grantor shall execute and deliver to the Administrative Agent, concurrently with the execution of this Agreement, such Intellectual Property Security Agreements as the Administrative Agent and the Required Lenders may reasonably request, and record such Intellectual Property Security Agreements with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. (ii) Within 60 days following the creation or other acquisition of any Intellectual Property Collateral by any Grantor after the date hereof which is registered or

Form of Security Agreement

becomes registered or the subject of an application for registration with the U.S. Copyright Office, and within 90 days following the creation or other acquisition of any Intellectual Property Collateral by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the U.S. Patent and Trademark Office, as applicable, such Grantor shall modify the applicable Intellectual Property Security Agreement to include any Intellectual Property Collateral which becomes part of the Collateral and record such amended Intellectual Property Security Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Notwithstanding any of the foregoing provisions of this Section 2(i), or any other provision of this Agreement or of any of the other Collateral Documents, the Borrower and its Subsidiaries shall not be required to take any action to protect or record its interest in any Intellectual Property Collateral except where such failure to record or take such actions would result in a Material Adverse Effect.

(j) Documents, Etc. Each Grantor shall deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments, not already delivered hereunder pursuant to this Section 2; provided, however, that unless an Event of Default shall have occurred and be continuing, such Grantor shall not be required to deliver any Document, Chattel Paper, promissory note, trade acceptance or other instrument having a face amount not in excess of $1,000,000. Upon the request of the Administrative Agent, Grantors shall mark all Documents and Chattel Paper with such legends as the Administrative Agent shall reasonably specify.

(k) Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. At any time and from time to time, the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral of the Administrative Agent’s security interest therein and using reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

(l) Control. Without limiting the foregoing provisions of this Section 2, each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights.

(m) Subsidiaries. Subject to subsection (o), and notwithstanding anything in subsection (a) or elsewhere herein to the contrary, (i) effective the Closing Date the security interest of the Administrative Agent in the Pledged Collateral in respect of any Subsidiaries of a

Form of Security Agreement

Grantor shall be limited to such Grantor’s Domestic Subsidiaries (other than any Excluded Domestic Subsidiaries) and its First Tier Foreign Subsidiaries (other than any Excluded Foreign Subsidiaries), and (ii) in the event that after the Closing Date any Grantor acquires rights in any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) or First Tier Foreign Subsidiary (other than any Excluded Foreign Subsidiary), such Grantor shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Exhibit B (the “Pledge Supplement”), together with all schedules thereto, reflecting such new Subsidiary. Notwithstanding the foregoing, it is understood and agreed that, subject to subsection (o), the security interest of the Administrative Agent shall attach to any such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.

(n) Purchase Money Security Interests. To the extent any Grantor uses the proceeds of any of the Secured Obligations to purchase Collateral, the Administrative Agent may apply such Grantor’s repayment of the Secured Obligations on a “first-in, first-out” basis so that the portion of the Secured Obligations used to purchase a particular item of Collateral shall be paid in the chronological order such Grantor purchased the Collateral.

(o) Controlled Foreign Corporations. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in any of the outstanding voting capital stock or other ownership interests of a Controlled Foreign Corporation (as defined below) in excess of 66% of the voting power of all classes of capital stock or other ownership interests of such Controlled Foreign Corporation entitled to vote; provided that (i) immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each Controlled Foreign Corporation; and (ii) if no adverse tax consequences to such Grantor shall arise or exist in connection with the pledge of any Controlled Foreign Corporation, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such Controlled Foreign Corporation. As used herein, “Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Code.

SECTION 3 Representations and Warranties. In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor represents and warrants to each Secured Party that:

(a) Location of Chief Executive Office and Collateral. As of the Closing Date, each Grantor’s chief executive office and principal place of business is located at the address set forth in Schedule 1, and all other locations where any Grantor conducts business or Collateral is kept are set forth in Schedule 1.

(b) Locations of Books. As of the Closing Date, all locations where Books pertaining to the Rights to Payment are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing

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companies and other Persons keeping any Books or collecting Rights to Payment for any Grantor, are set forth in Schedule 1.

(c) Jurisdiction of Organization and Names. As of the Closing Date, each Grantor’s jurisdiction of organization is set forth in Schedule 1; and each Grantor’s exact legal name is as set forth in Annex I. As of the Closing Date, all trade names and trade styles under which each Grantor presently conducts its business operations are set forth in Schedule 1, and except as set forth in Schedule 1, each Grantor has not, at any time in the past: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

(d) Collateral. Each Grantor has rights in or the power to transfer the Collateral, and each Grantor is, and, except as permitted by Section 4(i), will continue to be, the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time any Grantor acquires rights in such Collateral, will be the sole and complete owner thereof), free from any Lien other than Permitted Liens.

(e) Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which each Grantor now has rights and will create a security interest which is enforceable against the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights; and (ii) the Administrative Agent has a perfected and first priority security interest in the Collateral in which such Grantor now has rights, subject to Permitted Liens, and will have a perfected and first priority security interest in the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights, in each case for the Administrative Agent’s own benefit and for the ratable benefit of the other Secured Parties and subject to Permitted Liens, securing the payment and performance of the Secured Obligations.

(f) Other Financing Statements. Other than (i) financing statements disclosed to the Administrative Agent, (ii) financing statements with respect to Permitted Liens and (iii) financing statements in favor of the Administrative Agent on behalf of itself and the other Secured Parties, no effective financing statement naming any Grantor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

(g) Rights to Payment.

(i) no Grantor has assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the other Loan Documents; and

(ii) no Grantor has any knowledge of any fact or circumstance which would materially impair the validity or collectibility of any of the Rights to Payment, except to the extent that such Grantor has established adequate reserves therefor in accordance with GAAP.

(h) Inventory. As of the Closing Date, no Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to any Grantor, nor has any Inventory been consigned to any Grantor or consigned by any Grantor to any Person or is held by any

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Grantor for any Person under any “bill and hold” or other arrangement, except, at locations listed in Schedule 1.

(i) Intellectual Property.

(i) As of the Closing Date, except as set forth in Schedule 2, no Grantor (directly or through any Subsidiary) owns, possesses or uses under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name material to its business and operations;

(ii) all of each Grantor’s patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

(iii) all maintenance fees required to be paid by any Grantor on account of any of its patents have been timely paid for maintaining such patents in force, and, to the best of such Grantor’s knowledge, each of such patents is valid and enforceable;

(iv) to the best of each Grantor’s knowledge, no infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person that could reasonably be expected to have a Material Adverse Effect;

(v) each Grantor is the owner of its Intellectual Property Collateral (directly or by license) and the past, present and contemplated future use of such Intellectual Property Collateral by such Grantor has not, does not and will not infringe or violate any right, privilege or license agreement of or with any other Person in any respect that could reasonably be expected to have a Material Adverse Effect; and

(vi) each Grantor owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other Intellectual Property Collateral necessary to continue to conduct its business as heretofore conducted.

(j) Equipment. As of the Closing Date, none of the Equipment is leased from any Person, except as set forth in UCC record searches delivered to the Administrative Agent or as otherwise disclosed to the Administrative Agent and the Lenders.

(k) Deposit Accounts. As of the Closing Date, the names and addresses of all financial institutions at which any Grantor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

(l) Instrument Collateral. (i) No Grantor has previously assigned any interest in any Instruments (other than such interests as will be released on or before the date hereof), (ii) no Person other than such Grantor owns an interest in the Instruments (whether as joint holders, participants or otherwise), and (iii) as of the Closing Date, no material default exists under or in respect of the Instruments.

Form of Security Agreement

(m) Pledged Shares, Partnership and LLC Collateral and other Pledged Collateral. (i) All the Pledged Shares and Partnership and LLC Collateral have been, and upon issuance any additional Pledged Collateral consisting of Pledged Shares, Partnership and LLC Collateral or any other securities, will be, duly and validly issued, and are and will be fully paid and non-assessable, subject in the case of Partnership and LLC Collateral to future assessments required under applicable law and any applicable partnership or operating agreement, (ii) the applicable Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (iii) there are no restrictions on the transferability of the Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (iv) subject to Section 2(o), the Pledged Shares and Partnership and LLC Collateral constitute 100% of the issued and outstanding shares of capital stock of all directly and indirectly owned Subsidiaries of the Grantors, and no securities convertible into or exchangeable for any shares of capital stock of any such Subsidiary, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock of any such Subsidiary, are issued and outstanding, (v) any and all shareholders agreements, voting trusts, proxy agreements or other agreements or understandings which affect or relate to the voting or giving of written consents with respect to any of the Pledged Shares, and any and all partnership agreements, operating agreements and other agreements relating to the Partnership and LLC Collateral, have been disclosed in writing to the Administrative Agent and the Lenders, and (vi) as to each partnership agreement, operating agreement and other agreement relating to the Partnership and LLC Collateral, (A) such agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof, has not been amended or modified, and is in full force and effect in accordance with its terms, (ii) to the best knowledge of each Grantor party thereto, there exists no material violation or material default under any such agreement by the such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such agreement.

(n) Other Investment Property; Instruments; and Chattel Paper. As of the Closing Date, all securities accounts of the Grantors and other Investment Property of the Grantors are set forth in Schedule 1, and all Instruments and Chattel Paper held by Grantors are also set forth in Schedule 1.

(o) Control Agreements. No Control Agreements exist with respect to any Collateral other than any Control Agreements in favor of the Administrative Agent.

(p) Letter-of-Credit Rights. As of the Closing Date, none of the Grantors have any Letter-of-Credit Rights except as set forth in Schedule 1.

(q) Commercial Tort Claims. As of the Closing Date, none of the Grantors have any Commercial Tort Claims except as set forth in Schedule 1.

(r) Leases. None of the Grantors is, and none of the Grantors will become, a lessee under any real property lease or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any

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rights in any of the Collateral (other than with respect to any landlord’s lien arising under such lease, other agreement or applicable law, covering unpaid rent and other charges due the landlord), and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair such Grantor’s right to remove any Collateral from the premises at which such Collateral is situated, except, in each case, for the usual and customary restrictions contained in such leases of real property and as provided under applicable Laws.

SECTION 4 Covenants. In addition to the covenants of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, so long as any of the Secured Obligations remain unsatisfied or any Lender shall have any Commitment or any Letter of Credit shall be outstanding or any Swap Contract shall be in effect or any Cash Management Agreement shall be in effect, each Grantor agrees that:

(a) Defense of Collateral. Each Grantor shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, the Collateral.

(b) Preservation of Collateral. Each Grantor shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

(c) Compliance with Laws, Etc. Each Grantor shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

(d) Location of Books and Chief Executive Office. Each Grantor shall give at least 30 days’ prior written notice to the Administrative Agent of (i) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for such Grantor or (ii) any changes in the location of such Grantor’s chief executive office or principal place of business.

(e) Location of Collateral. Each Grantor shall: (i) keep the Collateral at the locations set forth in Schedule 1 or such other locations disclosed in writing to the Administrative Agent pursuant to clause (ii) and not remove the Collateral from such locations (other than sales of Inventory in the ordinary course of business, other dispositions permitted by subsection (i) and movements of Collateral from one disclosed location to another disclosed location within the United States) unless it gives written notice of any removal to the Administrative Agent within 30 days after such removal; and (ii) give the Administrative Agent written notice of any change in the locations set forth in Schedule 1 within 30 days after any such change.

(f) Change in Name, Identity or Structure. Each Grantor shall give at least 10 days’ prior written notice to the Administrative Agent of (i) any change in name, (ii) any change in its jurisdiction of organization, (iii) any change in its registration as an organization (or any new such registration); and (iv) any changes in its identity or structure in any manner which

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might make any financing statement filed hereunder incorrect or misleading; provided that no Grantor shall change its jurisdiction of organization to a jurisdiction outside of the United States.

(g) Maintenance of Records. Each Grantor shall keep accurate and complete Books with respect to the Collateral, disclosing the Administrative Agent’s security interest hereunder.

(h) Disposition of Collateral. Each Grantor shall not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except to the extent permitted by the Loan Documents (including dispositions permitted under Section 7.05 of the Credit Agreement).

(i) Liens. Each Grantor shall keep the Collateral free of all Liens except Permitted Liens.

(j) Expenses. The Grantors will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral.

(k) Leased Premises; Collateral Held by Warehouseman, Bailee, Etc.. At the Administrative Agent’s request, any Grantor shall use commercially reasonable efforts to obtain from each Person from whom such Grantor leases any premises, and from each other Person at whose premises any Collateral is at any time present (including any bailee, warehouseman or similar Person), any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as the Administrative Agent may reasonably require, in form and substance reasonably satisfactory to the Administrative Agent.

(l) Rights to Payment. Each Grantor shall:

(i) with such frequency as the Administrative Agent or the Required Lenders may reasonably require, furnish to the Administrative Agent and the Lenders such information relating to the Accounts as the Administrative Agent or the Required Lenders shall from time to time reasonably request;

(ii) give only normal discounts, allowances and credits as to Accounts and other Rights to Payment, in the ordinary course of business, according to normal trade practices, and enforce all Accounts and other Rights to Payment strictly in accordance with their terms, and during the existence of an Event of Default, take all such action to such end as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders, except that such Grantor may at any time grant any extension of the time for payment or enter into any agreement to make a rebate or otherwise to reduce the amount owing on or with respect to, or compromise or settle for less than the full amount thereof, any Account or other Right to Payment, in the ordinary course of business, according to its normal trade practices;

(iii) if any discount, allowance, credit, extension of time for payment, agreement to make a rebate or otherwise to reduce the amount owing on, or compromise or settle, an Account or other Right to Payment exists or occurs (in each case, other than in the ordinary course of business), or if, to the knowledge of any Grantor, any dispute, setoff, claim,

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counterclaim or defense exists or has been asserted or threatened with respect to an Account or other Right to Payment, disclose such fact to the Administrative Agent in the Books relating to such Account or other Right to Payment when such Books are requested for inspection by the Administrative Agent, and in connection with any invoice or report furnished by any Grantor to the Administrative Agent relating to such Account or other Right to Payment;

(iv) in accordance with its sound business judgment perform and comply in all material respects with its obligations in respect of the Accounts and other Rights to Payment;

(v) upon the request of the Administrative Agent or the Required Lenders at any time after the occurrence and during the continuance of an Event of Default, (A) notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (B) notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Administrative Agent or to such other Person or location as the Administrative Agent shall specify; and

(vi) upon the occurrence and during the continuance of any Event of Default, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as the Administrative Agent shall require.

(m) Deposit Accounts and Securities Accounts. Each Grantor shall give the Administrative Agent prompt written notice of the establishment of any new Deposit Account and any new securities account with respect to any Investment Property.

(n) Inventory. Each Grantor shall:

(i) at such times as the Administrative Agent or the Required Lenders shall request, prepare and deliver to the Administrative Agent a report of all Inventory, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; and

(ii) upon the occurrence and during the continuance of any Event of Default, upon the request of the Administrative Agent or the Required Lenders, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to the Administrative Agent.

(o) Equipment. Each Grantor shall, upon the Administrative Agent’s or the Required Lenders’ reasonable request, deliver to the Administrative Agent a report of each item of Equipment, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

(p) Intellectual Property Collateral. Each Grantor shall:

(i) not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public, except in the ordinary course of its business or with respect to Intellectual Property Collateral having negligible commercial value;

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(ii) not enter into any agreements or transactions (including any license, sublicense or royalty agreement) pertaining to any Intellectual Property Collateral outside of the ordinary course of business, or enter into any exclusive license or sublicense of any Intellectual Property Collateral, in any such case except in a transaction permitted under the Loan Documents;

(iii) promptly give the Administrative Agent notice of any rights any Grantor may obtain to any new patentable inventions, copyrightable works or other new Intellectual Property Collateral which such Grantor has registered or intends to register, prior to or within 30 days after the filing of any application for registration thereof;

(iv) without limiting the generality of clause (iii), not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the date hereof or thereafter acquired, arising, or developed) unless such Grantor provides the Administrative Agent with written notice of its registration or intent to register such copyrights prior to the date of the proposed registration; and

(v) diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

Notwithstanding any of the foregoing provisions of this Section 4(p), or any other provision of this Agreement or of any of the other Collateral Documents, the Borrower and its Subsidiaries shall not be required to take any action to protect or record its interest in any Intellectual Property Collateral except where such failure to record or take such actions would result in a Material Adverse Effect.

(q) Notices, Reports and Information. Each Grantor shall (i) notify the Administrative Agent of any material claim made or asserted against any material portion of the Collateral by any Person and of any change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or the Administrative Agent’s Lien thereon; (ii) furnish to the Administrative Agent such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as the Administrative Agent or the Required Lenders may reasonably request, all in reasonable detail; and (iii) upon reasonable request of the Administrative Agent or the Required Lenders make such demands and requests for information and reports as any Grantor is entitled to make in respect of the Collateral.

(r) Chattel Paper. No Grantor will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in the Chattel Paper. Each Grantor will give the Administrative Agent prompt written notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper.

Form of Security Agreement

(s) Commercial Tort Claims. Each Grantor will give the Administrative Agent prompt written notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim.

(t) Letter-of-Credit Rights. Each Grantor will give the Administrative Agent prompt written notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights.

(u) Shareholder Agreements and Other Agreements. (i) Each Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder. (ii) Each Grantor will take all actions necessary to cause each Pledged Collateral Agreement entered into after the date of this Agreement and relating to Partnership and LLC Collateral to provide specifically at all times that: (A) the Partnership and LLC Collateral shall be securities and shall be governed by Article 8 of the applicable UCC; (B) each certificate of membership or partnership representing the Partnership and LLC Collateral shall bear a legend to the effect that such membership interest or partnership interest is a security and is governed by Article 8 of the applicable UCC; and (C) no consent of any member, manager, partner or other Person shall be a condition to the admission as a member or partner of any transferee (including the Administrative Agent) that acquires ownership of the Partnership and LLC Collateral as a result of the exercise by the Administrative Agent of any remedy hereunder or under applicable law. (iii) No Grantor shall vote to enable or take any other action to: (A) amend or terminate, or waive compliance with any of the terms of, any Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Pledged Collateral in a manner adverse to the Administrative Agent or the Lenders or that adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein.

(v) Insurance (i) Upon the request of the Administrative Agent or the Required Lenders, and in any event not less often than annually, each Grantor shall furnish the Administrative Agent with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Receipt of notice of termination or cancellation of any insurance policies or reduction of coverages or amounts thereunder shall entitle the Administrative Agent to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the Section 6.07 of the Credit Agreement or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Grantors.

(ii) If Collateral with a value exceeding $5,000,000 of any Grantor shall be materially damaged or destroyed, in whole or in part, by fire or other casualty, such Grantor shall give prompt notice thereof to the Administrative Agent. No settlement on account of any loss on any such Collateral covered by insurance shall be made for less than insured value without the consent of the Required Lenders. After the occurrence and during the continuance of an Event of Default, or as otherwise required under the Loan Documents, all sums payable to any Grantor by any insurer with respect to a casualty relating to all or any part of the Collateral shall be paid to the Administrative Agent. If any Grantor shall receive any insurance proceeds which are to be paid to the Administrative Agent pursuant to the previous sentence, such Grantor shall hold such

Form of Security Agreement

proceeds in trust for the Administrative Agent, shall segregate such proceeds from other funds of such Grantor, and shall immediately forward such proceeds in the form received to the Administrative Agent (appropriately indorsed by such Grantor to the order of the Administrative Agent or in such other manner as shall be satisfactory to the Administrative Agent). All such insurance proceeds may be retained by the Administrative Agent as part of Collateral hereunder and held in the Proceeds Account, applied by the Administrative Agent toward payment of all or part of the Secured Obligations in such order as is provided herein, or released to such Grantor upon its request with the consent of the Required Lenders.

SECTION 5 Administration of the Rights to Payment and Pledged Collateral.

(a) Collection of Rights to Payment. Until the Administrative Agent exercises its rights hereunder to collect Rights to Payment, each Grantor shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of the Administrative Agent or the Required Lenders, upon and after the occurrence and during the continuance of any Event of Default, all remittances received by any Grantor shall be held in trust for the Administrative Agent and, in accordance with the Administrative Agent’s instructions, remitted to the Administrative Agent or deposited to an account with the Administrative Agent in the form received (with any necessary endorsements or instruments of assignment or transfer).

(b) Investment Property and Instruments. Unless and until an Event of Default shall have occurred and be continuing, each Grantor shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution, if any, in respect of the Pledged Collateral, to the extent consistent with the Credit Agreement; provided, however, that, except in connection with transactions permitted under Section 7.05 or Section 7.06 of the Credit Agreement, such Grantor shall not be entitled to receive (i) cash paid, payable or otherwise distributed in redemption of, or in exchange for or in substitution of, any Pledged Collateral, or (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution of such Grantor or in connection with a reduction of capital, capital surplus or paid-in-surplus or any other type of recapitalization. At the request of the Administrative Agent or the Required Lenders, upon and after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall be entitled to receive all distributions and payments of any nature with respect to any Investment Property or Instruments, and all such distributions or payments received by any Grantor shall be held in trust for the Administrative Agent and, in accordance with the Administrative Agent’s instructions, remitted to the Administrative Agent or deposited to an account with the Administrative Agent in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of an Event of Default any such distributions and payments with respect to any Investment Property held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, following prior written notice to any Grantor, to vote and to give consents, ratifications and waivers with respect to any Investment Property and Instruments, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if the Administrative Agent were the absolute owner thereof; provided that the Administrative Agent shall have no

Form of Security Agreement

duty to exercise any of the foregoing rights afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so.

(c) Voting Prior to an Event of Default. Unless and until an Event of Default shall have occurred and be continuing each Grantor shall have the right to vote the Pledged Collateral and to give consents, ratifications and waivers in respect thereof, and shall retain the power to control the direction, management and policies of any Person comprising the Pledged Collateral to the same extent as such Grantor would if the Pledged Collateral were not pledged to the Administrative Agent pursuant to this Agreement; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would violate any provision of this Agreement, the Credit Agreement, or any other Loan Documents. If applicable, such Grantor shall be deemed the beneficial owner of all Pledged Collateral for purposes of Sections 13 and 16 of the Exchange Act and agrees to file all reports required to be filed by beneficial owners of securities thereunder. The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this subsection (c) and to receive the distributions which it is authorized to receive and retain pursuant to this subsection (c).

(d) General Authority upon an Event of Default. Upon and after the occurrence and during the continuance of any Event of Default:

(i) the Administrative Agent shall be entitled to receive all distributions and payments of any nature with respect to the Pledged Collateral, to be held by the Administrative Agent as part of the Pledged Collateral; and

(ii) the Administrative Agent shall have the right following prior written notice to the Grantors to vote or consent to take any action with respect to the Pledged Collateral and exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral, as if the Administrative Agent were the absolute owner thereof.

(e) Distributions to Be Held for Administrative Agent. Distributions and other payments which are received by any Grantor but which it is not entitled to retain as a result of the operation of this Section 5 shall be held in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be forthwith paid over or delivered to the Administrative Agent in the same form as so received.

(f) Certain Other Administrative Matters. The Administrative Agent may cause any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees (subject to the revocable rights specified in this Section 5). The Administrative Agent shall at all times have the right to exchange uncertificated Pledged Collateral for certificated Pledged Collateral, and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement.

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SECTION 6 Authorization; Administrative Agent Appointed Attorney-in-Fact. The Administrative Agent shall have the right to, in the name of any Grantor, or in the name of the Administrative Agent or otherwise, without notice to or assent by such Grantor, and each Grantor hereby constitutes and appoints the Administrative Agent (and any of the Administrative Agent’s officers or employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful attorney-in-fact, with full power and authority to:

(a) file any of the financing statements which must be filed to perfect or continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral and file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedures;

(b) take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

(c) sign and endorse any invoice or bill of lading relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

(d) notify the U.S. Postal Service and other postal authorities to change the address for delivery of mail addressed to any Grantor to such address as the Administrative Agent may designate (provided that the Administrative Agent agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral); and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

(e) receive, open and dispose of all mail addressed to any Grantor (provided that the Administrative Agent agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral);

(f) send requests for verification of Rights to Payment to the customers or other obligors of any Grantor;

(g) contact, or direct any Grantor to contact, all account debtors and other obligors on the Rights to Payment and instruct such account debtors and other obligors to make all payments directly to the Administrative Agent;

(h) assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(i) exercise dominion and control over, and refuse to permit further withdrawals from, Deposit Accounts maintained with Bank of America or any other bank, financial institution or other Person;

(j) notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to the Administrative Agent;

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(k) ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and other Collateral, and otherwise file any claims, take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as the Administrative Agent or the Required Lenders may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of the Administrative Agent with respect to the Collateral;

(l) execute any and all applications, documents, papers and instruments necessary for the Administrative Agent to use the Intellectual Property Collateral and grant or issue any exclusive or non-exclusive license or sublicense with respect to any Intellectual Property Collateral;

(m) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral;

(n) execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which the Administrative Agent may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Deposit Accounts and Investment Property and the Administrative Agent’s security interest therein; and

(o) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of any Grantor, which the Administrative Agent or the Required Lenders may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Collateral and the Administrative Agent’s security interest therein and to accomplish the purposes of this Agreement.

The Administrative Agent agrees that, except upon and after the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to the Administrative Agent, pursuant to clauses (b) through (m), (n)(i) and (o)(i). The foregoing power of attorney is coupled with an interest and irrevocable so long as the Lenders have any Commitments or any Letter of Credit remains outstanding or any Swap Contract shall be in effect or any Cash Management Agreement shall be in effect or the Secured Obligations have not been paid and performed in full. Each Grantor hereby ratifies, to the extent permitted by law, all that the Administrative Agent shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 6.

SECTION 7 Administrative Agent Performance of Borrower Obligations. The Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under or in connection with this Agreement, and which such Grantor has failed to perform or pay as and when due, and such Grantor shall reimburse the Administrative Agent on demand for any amounts paid by the Administrative Agent pursuant to this Section 7.

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SECTION 8 Administrative Agent’s Duties. Notwithstanding any provision contained in this Agreement, the Administrative Agent shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in the Administrative Agent’s possession and the accounting for moneys actually received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 9 Remedies.

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, each Grantor agrees that:

(i) The Administrative Agent may peaceably and without notice enter any premises of any Grantor, take possession of any Collateral, remove or dispose of all or part of the Collateral on any premises of any Grantor or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Administrative Agent may determine.

(ii) The Administrative Agent may require any Grantor to assemble all or any part of the Collateral and make it available to the Administrative Agent, at any commercially reasonable place and time designated by the Administrative Agent.

(iii) The Administrative Agent may use or transfer any of any Grantor’s rights and interests in any Intellectual Property Collateral, by license, by sublicense (to the extent permitted by an applicable license) or otherwise, on such conditions and in such commercially reasonable manner as the Administrative Agent may determine.

(iv) The Administrative Agent may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law).

(v) The Administrative Agent may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or securities accounts.

(vi) The Administrative Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of any Grantor’s assets, without charge or liability to the Administrative Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as the Administrative Agent deems advisable; provided, however, that such Grantor shall be credited with the net proceeds of sale only when such proceeds are finally collected by the Administrative Agent. The Administrative Agent and each of the other Secured Parties shall have the right upon

Form of Security Agreement

any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption each Grantor hereby releases, to the extent permitted by law. The Administrative Agent shall give each Grantor such notice of any public or private sale as may be required by the UCC or other applicable law. Each Grantor recognizes that the Administrative Agent may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.

(b) Sale of Collateral; Administrative Agent’s Obligations. Neither the Administrative Agent nor any other Secured Party shall have any obligation to clean up or otherwise prepare the Collateral for sale. The Administrative Agent has no obligation to attempt to satisfy the Secured Obligations by collecting them from any other Person liable for them and the Administrative Agent and the other Secured Parties may release, modify or waive any Collateral provided by any other Person to secure any of the Secured Obligations, all without affecting the Administrative Agent’s or any other Secured Party’s rights against the Grantors. Each Grantor waives any right it may have to require the Administrative Agent or any other Secured Party to pursue any third Person for any of the Secured Obligations. The Administrative Agent and the other Secured Parties may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If the Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantors shall be credited with the proceeds of the sale.

(c) License. For the purpose of enabling the Administrative Agent to exercise its rights and remedies under this Section 9 or otherwise in connection with this Agreement, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property Collateral.

(d) Proceeds Account. To the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated at such time as there may exist an Event of Default (including with respect to undrawn amounts under any Letter of Credit or contingent amounts due under any Swap Contract) or Cash Management Agreement, the Administrative Agent may, at its election (in accordance with the direction of the Required Lenders), (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by the Administrative Agent for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as the Administrative Agent may elect to apply such proceeds to the Secured Obligations, and each

Form of Security Agreement

Grantor agrees that such retention of such proceeds by the Administrative Agent shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by the Administrative Agent, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of the Collateral against such amount; or (iii) otherwise proceed in any manner permitted by applicable law. Each Grantor agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, such Grantor shall not have any right of withdrawal with respect to such funds. Accordingly, each Grantor irrevocably waives until the termination of the security interests granted under this Agreement in accordance with Section 23 the right to make any withdrawal from the Proceeds Account and the right to instruct the Administrative Agent to honor drafts against the Proceeds Account.

(e) Application of Proceeds. Subject to subsection (c), cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Grantors entitled thereto or otherwise disposed of in accordance with the UCC or other applicable law. Each Grantor shall remain liable to the Administrative Agent and other Secured Parties for any deficiency which exists after any sale or other disposition or collection of Collateral.

SECTION 10 Certain Waivers. Each Grantor waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (ii) any right to require the Administrative Agent or the other Secured Parties (a) to proceed against any Person, (b) to exhaust any other collateral or security for any of the Secured Obligations, (c) to pursue any remedy in the Administrative Agent’s or any of the other Secured Parties’ power, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against the Administrative Agent or the other Secured Parties arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

SECTION 11 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email, in the case of the Administrative Agent or the Borrower, to the addresses, telecopier numbers or email addresses specified in the Credit Agreement, in the case of the other Grantors, to the addresses, telecopier numbers or email addresses specified below, in the case of the Swap Providers, to the addresses, telecopier numbers or email addresses specified in the respective Swap Contracts, or in the case of Cash Management Obligation Providers, to the addresses, telecopier numbers or email addresses specified in the respective Cash Management Agreements. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other

Form of Security Agreement

communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each of the Grantors and the Administrative Agent may change its address, telecopier number or email address for notices and other communications hereunder by notice to the other parties.

SECTION 12 No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Administrative Agent or any other Secured Party.

SECTION 13 Costs and Expenses; Indemnification; Other Charges.

(a) Costs and Expenses. The Grantors jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in respect of the custody of any Collateral, and (ii) all out-of-pocket expenses incurred by the Administrative Agent and the other Secured Parties (including the fees, charges and disbursements of any counsel for the Administrative Agent or any of the other Secured Parties), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any of the other Secured Parties, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, and including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations, all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Administrative Agent or any of its Affiliates in connection with, and to the extent permitted by, this Agreement or the Collateral and all costs and expenses of the Administrative Agent and the other Secured Parties in connection with the protection, sale or collection of, or other realization upon, any of the Collateral following and during the continuance of an Event of Default.

(b) Indemnification. The Grantors jointly and severally hereby agree to indemnify, defend and hold the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the fees, charges and disbursements of any counsel for any Indemnitee and all fees and time charges and

Form of Security Agreement

disbursements for attorneys who may be employees of any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement or performance of this Agreement or other Loan Document to which any Grantor is a party or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Grantors jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) Interest. Any amounts payable to the Administrative Agent or any Secured Party under this Section 13 or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(d) Payment. All amounts due under this Section 13 shall be payable within ten Business Days after demand therefor.

(e) Survival. The agreements in this Section 13 shall survive the termination of the Commitments and repayment of all Secured Obligations.

SECTION 14 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by any Grantor, the Administrative Agent, each Secured Party,

Form of Security Agreement

each Indemnified Person referred to in Section 13 and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement.

SECTION 15 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN NEW YORK.

SECTION 16 Forum Selection and Consent to Jurisdiction. (a) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION

(b) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SUBSECTION (A) OF THIS SECTION. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

(c) EACH OF THE GRANTORS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Form of Security Agreement

SECTION 17 Waiver of Jury Trial. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR ACCEPT, AS THE CASE MAY BE, THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 18 Entire Agreement; Amendment. This Agreement contains the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall not be amended except by written agreement of the Grantors, the Administrative Agent and the Required Lenders. No waiver of any rights of the Administrative Agent or any other Secured Party under any provision of this Agreement or consent to any departure by the Grantors therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 19 Severability. If any provision of this Agreements or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 20 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01 of the Credit Agreement, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 21 Incorporation of Provisions of the Credit Agreement. To the extent the Credit Agreement contains provisions of general applicability to the Loan Documents, including any such provisions contained in Article X thereof, such provisions are incorporated herein by this reference.

Form of Security Agreement

SECTION 22 No Inconsistent Requirements. Each Grantor acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

SECTION 23 Termination; Releases. (i) Upon the termination of the Commitments of the Lenders the surrender of any Letters of Credit issued for the account of any Grantor under the Credit Agreement, the termination of all Swap Contracts, the termination of all Cash Management Agreements and payment and performance in full of all Secured Obligations, the security interests granted under this Agreement shall terminate and the Administrative Agent shall promptly execute and deliver to each Grantor such documents and instruments reasonably requested by such Grantor as shall be necessary to evidence termination of all security interests given by any Grantor to the Administrative Agent hereunder. (ii) Concurrently with any permitted disposition of Collateral under the Loan Documents, the security interest hereunder shall automatically be released from the Collateral so disposed of; provided, however, that the security interest shall continue in the Proceeds thereof. Upon satisfaction to all conditions precedent to any permitted disposition set forth herein or in the other Loan Documents, the Administrative Agent shall execute and deliver any releases or other documents reasonably requested by the relevant Grantor to accomplish or confirm the release of Collateral provided by this Section. Any such release shall specifically describe the portion of the Collateral to be released, shall be expressed to be unconditional and shall be without recourse or warranty (other than a warranty that the Administrative Agent has not assigned its rights and interests to any other Person).

SECTION 24 Accession. At such time following the date hereof as any Subsidiary of the Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent an accession agreement substantially in the form of Exhibit A (the “Accession Agreement’), signifying its agreement to be bound by the provisions of this Agreement as a Grantor to the same extent as if such Acceding Subsidiary had originally executed this Agreement as of the date hereof.

[Remainder of page intentionally left blank]

Form of Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

[GRANTOR]

By:
Name:
Title:

[GRANTOR]

By:
Name:
Title:

[GRANTOR]

By:
Name:
Title:

Address:
c/o CNET Networks, Inc.
235 Second Street
San Francisco, CA 94105
Attn.: Chief Financial Officer
Telecopier No.: (415) 344-1241
Email: George.Mazzotta@cnet.com

Form of Security Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Form of Security Agreement

ANNEX I

to the Security Agreement

[List Subsidiaries executing Security Agreement on Closing Date]

Form of Security Agreement

SCHEDULE 1

to the Security Agreement

1.	Locations of Chief Executive Office and other Locations, including of Collateral

a.	Chief Executive Office and Principal Place of Business:

b.	Other locations where any Grantor conducts business or Collateral is kept:

2.	Locations of Books Pertaining to Rights to Payment

3.	Jurisdiction of Organization

4.	Trade Names and Trade Styles; Other Corporate, Trade or Fictitious Names; Etc.

Form of Security Agreement

5.	Deposit Accounts

6.	Investment Property

7.	Instruments and Chattel Paper

8.	Leased Equipment

9.	Commercial Tort Claims

10.	Letter-of-Credit Rights

Form of Security Agreement

SCHEDULE 2

to the Security Agreement

1.	Patents, Trademarks, Copyrights, Etc.

Form of Security Agreement

SCHEDULE 3

to the Security Agreement

Partnership and LLC Collateral; Pledged Shares

1. Pledged LLC Interests. Interests in each limited liability company that is a Subsidiary as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Number of Units	Date of Issuance of Units

2. Pledged Partnership Interests. Interests in each general partnership, limited partnership, limited liability partnership or other partnership that is a Subsidiary as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Type of Partnership Interest (e.g., general, limited)	Date of Issuance or Formation	Number of Units or Other Ownership Interests

3. Pledged Shares. Capital stock of each Subsidiary being represented by stock certificates as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Certificate Nos.	Certificate Dates	No. and Class of Shares

Form of Security Agreement

SCHEDULE 4

to the Security Agreement

Filing Offices

Form of Security Agreement

EXHIBIT A

to the Security Agreement

FORM OF ACCESSION AGREEMENT

To:	Bank of America, N.A. as Administrative Agent

Re:	CNET Networks, Inc.

Ladies and Gentlemen:

This Accession Agreement is made and delivered pursuant to Section 24 of that certain Security Agreement dated as of October 12, 2007 (as amended, modified, renewed or extended from time to time, the “Security Agreement”), made between each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Bank of America, N.A. (the “Administrative Agent”). All capitalized terms used in this Accession Agreement and not otherwise defined herein shall have the meanings assigned to them in either the Security Agreement or the Credit Agreement.

The undersigned,                                                                       [insert name of acceding Subsidiary], a                                               [corporation, partnership, limited liability company, etc.], hereby acknowledges for the benefit of the Secured Parties that it shall be a “Grantor” for all purposes of the Security Agreement effective from the date hereof. The undersigned confirms that the representations and warranties set forth in Section 3 of the Security Agreement are true and correct as to the undersigned as of the date hereof.

Without limiting the foregoing, the undersigned hereby agrees to perform all of the obligations of a Grantor under, and to be bound in all respects by the terms of, the Security Agreement, including Section 4 thereof, to the same extent and with the same force and effect as if the undersigned were an original signatory thereto. The undersigned hereby grants to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all of the undersigned’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all Collateral, as security for the payment and performance of the Secured Obligations.

Schedules 1 through 4 to the Security Agreement are hereby amended by adding Schedules 1 through 4 attached hereto to the Security Agreement. [Attach hereto completed Schedules 1 through 4 in the form of Schedules 1 through 4 attached to the Security Agreement.]

This Accession Agreement shall constitute a Loan Document under the Credit Agreement.

Form of Security Agreement

THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has executed this Accession Agreement, as of the date first above written.

[SUBSIDIARY]

By:
Name:
Title:

Address:
c/o CNET Networks, Inc.
235 Second Street
San Francisco, CA 94105
Attn.: Chief Financial Officer
Telecopier No.: (415) 344-1241
Email: George.Mazzotta@cnet.com

Form of Security Agreement

EXHIBIT B

to the Security Agreement

FORM OF PLEDGE SUPPLEMENT

To:	BANK OF AMERICA, N.A., as Administrative Agent

Re:	CNET Networks, Inc.

Ladies and Gentlemen:

This Pledge Supplement is made and delivered pursuant to Section 2 of that certain of that certain Security Agreement dated as of October 12, 2007 (as amended, modified, renewed or extended from time to time, the “Security Agreement”), made between each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Bank of America, N.A. (the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Security Agreement or the Credit Agreement.

The undersigned,                                                                       [insert name of Grantor], a                                               [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 3 to the Security Agreement is hereby amended by adding the Supplement to Schedule 3 attached hereto to the Security Agreement.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

[GRANTOR]

By
Title

Form of Security Agreement

SUPPLEMENT TO SCHEDULE 3

to the Security Agreement

Partnership and LLC Collateral; Pledged Shares

1. Pledged LLC Interests. Interests in each limited liability company that is a Subsidiary as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Number of Units	Date of Issuance of Units

2. Pledged Partnership Interests. Interests in each general partnership, limited partnership, limited liability partnership or other partnership that is a Subsidiary as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Type of Partnership Interest (e.g., general, limited)	Date of Issuance or Formation	Number of Units or Other Ownership Interests

3. Pledged Shares. Capital stock of each Subsidiary being represented by stock certificates as follows:

Grantor (Jurisdiction of Organization)	Subsidiary and Percentage Ownership Interest	Certificate Nos.	Certificate Dates	No. and Class of Shares

Form of Security Agreement